EXHIBIT 10.6A

SUBLEASE

651 GATEWAY BOULEVARD

(SUITE 950)

SOUTH SAN FRANCISCO, CALIFORNIA

ELAN PHARMACEUTICALS, INC.

a Delaware corporation as Sublessor

and

TERCICA MEDICA, INC.

a Delaware corporation

as Sublessee

BASIC SUBLEASE INFORMATION

DEFINED TERMS

Building:	651 Gateway Boulevard South San Francisco, California 94080

Effective Date:	June 24, 2002

Commencement Date:	The date following the Effective Date which is the later of (i) the date upon Sublessor has tendered possession of the Premises to Sublessee, or (ii) the date upon which Sublessor hag obtained Master Landlord’s consent to this Sublease, subject to the terms and conditions of Section 17.3 hereof.

Rent Commencement Date:	The later of (i) July 1, 2002 or (ii) the Commencement Date.

Master Landlord:	Gateway Center, LLC, a California limited liability company, successor in interest to HMS Office, L.P., a Delaware limited partnership

Master Landlord’s Address for Notice:	Boston Properties Four Embarcadero Center, Lobby Level, Suite One San Francisco, CA 94111-5994 Phone: 415 772-0700 Fax: 415 982-1780 Attn: Peter Victor, Vice President, Office Leasing

Master Lease:	That certain Office Building Lease by and between HMS Office, L.P., and Sublessor, dated as of June 1, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease between Gateway Center, LLC and Sublessor, dated as of October 25, 1999 (the “Amendment”), true and complete copies of which are attached hereto and incorporated herein as Exhibit A.

Master Premises:	Suite 950 and Suite 980 of the building located at 651 Gateway Boulevard, South San Francisco, California and the entire eighth (8th) floor of the building located at 601 Gateway Boulevard, South San Francisco, California

Premises:	Improved real property consisting of Suite 950 of the building located at 651 Gateway Boulevard, South San Francisco, California, as more particularly described in the Master Lease, consisting of a portion of the Master Premises, containing approximately 7,490 rentable square feet as depicted on Exhibit B attached hereto and incorporated herein, and a nonexclusive right to utilize all of Sublessor’s leasehold interest in the Common Areas (as defined in Section 1 of the Master Lease).

Monthly Base Rent:	Dates	Monthly Rent
	7/1/02-6/30/03	$14,814.00
	7/1/03-6/30/04	$14,814.00
	7/1/04-12/14/04	$14,814.00

Security Deposit:	$14,814.00

Sublessee:	Tercica Medica, Inc., a Delaware corporation

Sublessee’s Address for Notice:	Before the Rent Commencement Date: 303 Twin Dolphin Drive Suite 600 Redwood City, CA 94065 Attn: Howard Moore

After the Commencement Date: At the Premises

Sublessee’s Proportionate Share:	Seventy-Sixty Percent (76%) of Additional Rent for the Existing Premises (as defined in Section 4.2 of the Original Lease and excluding any Operating Expenses in connection with the Expansion Premises) (See Section 3.2 below) and Sublessee Taxes (as defined in Section 3.2 of this Sublease).

Sublessor:	Elan Pharmaceuticals, Inc., a Delaware corporation

Sublessor’s Address for Rent and Notice:	7475 Lusk Boulevard San Diego, CA 92121 Attn: Rick Smith

Term:	The term (“Tern”) of this Sublease shall begin on the Commencement Date and expire on December 14, 2004. Notwithstanding the foregoing, the Tenant shall cease upon, and shall not refer to any period of time after, termination of the Master Lease (whether pursuant to the terms of the Master Lease, by operation of law, or otherwise).

Permitted Uses:	The Uses set forth in Section 7 of the Master Lease.

Brokers:	CB Richard Ellis, Inc. for Sublessor BT Commercial for Sublessee

Exhibits:	Exhibit A - Master Lease

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Exhibit B – Premises Depiction
Exhibit C – Personal Property Inventory
Exhibit D – Paint and Carpet Specifications
Exhibit E – PBX Switching System

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-iv-

ARTICLE 16 – RIGHT OF FIRST OFFER		10

16.1	Right of First Offer	10
16.2	Procedure	10

ARTICLE 17 – MISCELLANEOUS		10

17.1	Entire Agreement	10
17.2	Captions	11
17.3	Master Landlord’s Consent	11
17.4	Authority	11
17.5	Attorney Fees	11
17.6	Broker	11
17.7	Counterparts	11
17.8	Severability	12
17.9	Governing Law	12
17.10	Negotiated Transaction	12

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SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered as of the Effective Date by and between Sublessor and Sublessee.

THE PARTIES ENTER this Sublease on the basis of the following facts, understandings and intentions:

A. Master Landlord is the current Landlord of the Premises. Sublessor is presently the Tenant of the Premises pursuant to the Master Lease. A copy of the Master Lease with all amendments, exhibits and addenda thereto, is attached hereto as Exhibit A and incorporated herein by this reference.

B. Sublessor desires to sublease the Premises to Sublessee and Sublessee desires to sublease the Premises from Sublessor on all of the terms, covenants and conditions set forth herein.

C. All of the terms and definitions of the Basic Sublease Information of this Sublease are incorporated herein by this reference. Unless otherwise defined herein or the context otherwise requires, all capitalized terms shall have the meanings given them in the Master Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

ARTICLE 1—PREMISES

1.1 Demise of Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor the Premises, for the Term and upon all of the terms and conditions herein set forth. The Premises shall be used by Sublessee for those uses specifically set forth in the Basic Sublease Information, subject to the terms and conditions of the Master Lease, including Section 7 of the Master Lease. In addition, Sublessor shall lease to Sublessee, and Sublessee shall lease from Sublessor, the PBX switching system, on the Premises as further described on Exhibit E hereto (the “PBX Switching System”), the personal property set forth on Exhibit C hereto (the “Exhibit C Property’), the computer racks currently on the Premises and the UPS battery back-up system currently on the Premises and any and all permanent improvements in or on the Premises (all of the foregoing collectively, the “Improvements”) constructed and/or owned by Master Landlord and/or Sublessor upon all of the terms, covenants and conditions herein contained. As used herein, “Premises” shall include the Premises and the Improvements. The Premises represents sixty percent (76%) of the total space in the Existing Premises, which shall be Sublessee’s “Proportionate Share” of Additional Rent (as defined in the Basic Sublease Information). It is understood that Sublessee shall have the right to occupy the Premises on the Commencement Date for the operation of its business, provided that Sublessee recognizes that Sublessor shall simultaneously be performing the Sublessee Improvements therein and Sublessee shall cooperate to change offices to accommodate and not in any manner hinder completion of the Sublessee Improvements and shall be subject to noise and vapors arising out of the normal course of completion of such Sublessee Improvements.

1.2 Condition of Premises.

1.2.1 Physical Condition. Except as otherwise expressly set forth herein, Sublessor will deliver the Premises to Sublessee in its current “as-is” condition as of the Effective Date. As of the Effective Date, Sublessee acknowledges that Sublessee has conducted Sublessee’s own investigation of the Premises and the physical condition thereof, which in Sublessee’s judgment affect or influence Sublessee’s use of the Premises and Sublessee’s willingness to enter this Sublease and that, except as otherwise expressly set forth herein, neither Sublessor nor any of its employees or agents have made or shall have any liability for any representations or warranties, express or implied, with respect to the condition of the Premises. Except as otherwise expressly set forth herein, by occupying the Premises on the Commencement Date, Sublessee shall be deemed to have acknowledged that it accepts the Premises in their current condition. Sublessee agrees on the last day of the Sublease Term to surrender the Premises unto Sublessor in accordance with Article 15 of this Sublease.

1.2.2 Certain Improvements. Subject to receipt of any necessary consents and approvals from Master Landlord, Sublessor agrees to provide new paint and carpet for the Premises (the “Sublessee Improvements”). Sublessor shall complete the Sublessee Improvements as soon as reasonably practical following the later of (i) Master Landlord approval of the Sublessee Improvements, (ii) the Commencement Date and (iii) receipt of the necessary materials from the supplier, provided that such deadline shall be delayed one day for each day that completion is delayed by the acts of Sublessee or its agents (“Improvement Completion Date’). Sublessor and its agents shall have the right to enter onto the Premises and store equipment in the Premises as reasonably necessary to provide the Sublessee Improvements. The paint and carpet shall comply with the specifications set forth on Exhibit D attached hereto and the Sublessee Improvements shall be completed in a good and workmanlike manner. Except as set forth in the immediately preceding sentence, Sublessee agrees that Sublessor makes no representations or warranties whatsoever regarding the fitness of the Sublessee Improvements for any purpose, the quality of the Sublessee Improvements, the freedom of the Sublessee Improvements from fault or defects or any other representation whatsoever concerning the Sublessee Improvements. Sublessor’s obligation to provide the Sublessee Improvements shall be independent of Sublessee’s obligation to pay the Sublessee Rent.

1.2.3 No Representations. Sublessee and Sublessor recognize and agree that Sublessor would not sublease the Premises to Sublessee and Sublessee would not sublease the Premises from Sublessor except on an “as is” basis and acknowledges that neither Sublessee nor Sublessor has made any representations of any kind, express or implied, in connection with the Improvements or physical conditions on, or bearing on, the Premises, including without limitation the suitability of the Premises for Sublessee’s purposes. Sublessee further recognizes and agrees that neither Sublessor nor Master Landlord shall be required to perform any work of construction, alteration or maintenance of or to the Premises except as set forth herein. Notwithstanding the foregoing, Sublessee shall not be required to construct or pay the cost of complying with any covenants, conditions, restrictions, encumbrances, rules, regulations, statutes, ordinances, laws or building codes requiring construction or improvements to any alterations, improvements or additions to the Premises that were made by Sublessor and are properly capitalized under general accounting principles, unless such compliance is necessitated solely because of Sublessee’s particular use of the Premises.

1.3 Validity of Master Tease. Sublessor hereby warrants that the Master Lease attached hereto as Exhibit A is complete and in full force and effect, and that Sublessor is not in material default thereunder beyond expiration of any applicable cure or notice period, that, to the knowledge of Sublessor, (i) no other party to the Master Lease is in breach or default thereof, (ii) the area which is the subject of the Sublease has not been previously assigned or subleased by Sublessor, and (iii) no other party has a legal right to occupy such area.

ARTICLE 2—TERM

The term of this Sublease shall be for the Term set forth in the Basic Sublease Information provided that upon full execution of this Sublease by Sublessor and Sublessee, and on or before the Commencement Date Sublessee provides Sublessor with (i) the certificates evidencing the insurance required by Article 9 of this Sublease, (ii) the first month’s Base Rent and (iii) the Security Deposit.

ARTICLE 3—SUBLESSEE’S PAYMENT OBLIGATIONS

3.1 Monthly Rage Rent. The Monthly Base Rent shall be payable in advance in equal monthly installments in accordance with the schedule for payment of Monthly Base Rent set forth in the Basic Sublease Information, commencing with the Rent Commencement Date. Upon the execution of this Sublease by Sublessor and Sublessee, Sublessee shall deposit with Sublessor prepaid Rent in an amount equal to Fourteen Thousand Eight Hundred Fourteen Dollars ($14,814.00) for the first month’s Base Rent (“Prepaid Rent”). Sublessee shall thereafter pay to Sublessor the Monthly Base Rent in advance, on or before the first day of each month, beginning on the first day of the calendar month succeeding the Rent Commencement Date Base Rent and any additional rent due hereunder shall be payable to Sublessor, without further notice or demand and without deduction or offset, in lawful money of the United States of America at the address specified in the Basic Sublease Information or at such other address as Sublessor may from time to time designate in writing. If the Term shall end on a day other than the last day-of a calendar month, then Rent for the last month of the Term shall be prorated on a per diem basis, with respect to the portions of the last fractional calendar month included in the Term.

3.2 Additional Rent. In addition to Monthly Base Rent, Sublessee shall be responsible for (a) Sublessee’s Proportionate Share of the Additional Rent (as set forth in the Basic Sublease Information), it being the intent of the parties hereto that, Sublessee shall owe no Operating Expenses (as defined in the Master Lease) to Sublessor applicable to calendar year 2002, (b) Sublessee Taxes (as defined below) and (c) all other additional rent which may be imposed, at any time, on Sublessor with respect to the Premises pursuant to the Master Lease; provided that Sublessee shall not be responsible for any penalties, interest or other costs incurred by Sublessor under the Master Lease that are caused by (i) Sublessor’s failure to pay rent to Master Landlord in a timely manner in accordance with the Master Lease, unless such failure is cause by Sublessee’s default or failure to make timely payments to Sublessor in accordance with this Sublease, or (ii) a breach of the Master Lease or Sublease by, or the acts or negligence of Sublessor or its agents, representatives, sublessees, employees or invitees (except to the extent such breach, negligence or acts were caused by Sublessee or its agents, representatives, sublessees, employees or invitees). As used herein, “Sublease Rent” shall include Base Rent, Sublessee’s Proportionate Share of Additional Rent, Sublessee Taxes and all other amounts payable by Sublessee to Sublessor hereunder. Sublessee shall be responsible for the Sublessee Rent for each and every month of the Sublease Term commencing with the Rent Commencement Date. Sublessee shall pay its Proportionate Share of Additional Rent and Sublessee Taxes no later than thirty (30) days following Sublessee’s receipt of written demand therefor.

“Sublessee Taxes” shall consist of all taxes, fees or charges levied or assessed against or attributable to any personal property or trade fixtures in the Premises or by reason of leasehold improvements. If any such taxes, fees or charges are included in Sublessor’s or Master Landlord’s taxes, Sublessor may pay them regardless of the validity (under proper protest, if requested by Sublessee and at Sublessee’s sole cost and expense), and Sublessee will pay Sublessor the amount of Sublessor’s or Master Landlord’s taxes, as applicable, attributable to Sublessee, as determined in good faith by Sublessor.

3.3 Security Deposit. Upon the execution of this Sublease by Sublessor and Sublessee, Sublessee shall pay to Sublessor the Security Deposit set forth on the Basic Sublease Information. Sublessor may (but shall not be required to) use the Security Deposit or any portion thereof to cure any defaults on the part of Sublessee (beyond any applicable cure period) or to reasonably compensate Sublessor for any damage Sublessor incurs as a result of Sublessee’s failure to perform any of its covenants or obligations hereunder (provided Sublessee has been given any required notice and opportunity to cure such failure as set forth under the terms of this Sublease), it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Sublessor’s remedies under this Sublease, at law or in equity. In such event, and upon written notice from Sublessor to Sublessee specifying the amount of the Security Deposit so utilized by Sublessor and the particular purpose for which such amount was applied, Sublessee shall immediately deposit with Sublessor an amount sufficient to return the Security Deposit to the amount specified in the Basic Sublease Information. Upon termination or earlier expiration of this Sublease, the Security Deposit shall be returned to Sublessee, reduced by those amounts that may be required by Sublessor to remedy defaults on the part of Sublessee in the payment of Sublessee Rent, to repair damage to the Premises and to clean the Premises to a broom-clean condition. Sublessor shall hold the Security Deposit for the foregoing purposes; provided, however, that Sublessor shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon.

ARTICLE 4—USE OF ADDITIONAL CONFERENCE ROOM

Sublessee shall have access to and the right to use the conference room in the Suite 980 Space (the “Conference Room”) on the terms and conditions stated herein at no additional cost and expense to Sublessee, other than the Sublessee Rent, commencing on the Commencement Date and ending on the earlier of the following: (i) the commencement of the term of a sublease between Sublessor and Sublessee for the Suite 980 Space, (ii) the commencement of the term of a sublease by a third party other than Sublessor for the Suite 980 Space, (iii) receipt of notice by Sublessee from Sublessor that Sublessee is in breach of any of the material terms of this Sublease, or the Master Lease as incorporated herein by reference, beyond any applicable cure period, such breach to be determined in Sublessor’s reasonable discretion or (iv) the termination of this Sublease. Sublessor’s use of the Suite 980 Space is limited to use of the Conference Room for meetings. Sublessor shall have no right of access to or right to use other portions of the Suite 980 Space and shall have no right to use the Conference Room for any other purpose, including, but not limited to, office use and storage. Sublessee agrees to be responsible for any damage or liability which may arise in connection with its use of the Conference Room and to obtain and maintain insurance to cover any such damage or liability on the same terms and conditions as the insurance required in Article 9 of this Sublease. Notwithstanding the foregoing, Sublessor shall have access to and the right to enter the Conference Room at any time without prior notice to Sublessee for any purpose whatsoever, including, but not limited to, touring or inspecting the Conference Room.

ARTICLE 5—USE

The Premises are to be used for the Permitted Uses, and for no other purpose or business without the prior written consent of Sublessor. In no event shall the Premises be used for a purpose or use prohibited by the Master Lease.

ARTICLE 6—RIGHTS AND DUTIES OF SUBLESSEE

6.1 Sublease Subject to Master Lease. It is expressly understood, acknowledged and agreed by Sublessee that this Sublease shall incorporate by reference the terms, conditions and covenants of the Master Lease, except as excluded in Section 6.2 below, modified as appropriate in the circumstances so as to make such Sections applicable only to the subleasing hereunder by Sublessor of the Premises during the Term of this Sublease. Sublessee shall be subject to, bound by and comply with all of said Sections of the Master Lease with respect to the Premises accruing during the Term of this Sublease, and shall satisfy all such terms and conditions of the Master Lease for the benefit of both Sublessor and Master Landlord, it being understood and agreed that wherever in the Master Lease the Word “Tenant” appears, for the purposes of this Sublease, the word “Sublessee” shall be substituted (subject to the limitations set forth in this Sublease), wherever in the Master Lease the word “Landlord” appears, for the purposes of this Sublease, the words “Master Landlord” (and, as applicable hereunder, “Sublessor”) shall be substituted; and wherever in the Master Lease the word “Premises” appears, for the purposes of this Sublease, the words “Master Premises” shall be substituted; and that upon the breach of any of said terms, conditions or covenants of the Master Lease by Sublessee or upon the failure of Sublessee to pay the Sublease Rent or comply with any of the provisions of this Sublease, Sublessor may exercise any and all rights and remedies granted to Master Landlord by the Master Lease. Sublessee expressly acknowledges, notwithstanding anything to the contrary in this Sublease, that Sublessor’s duty to indemnify, defend and hold Sublessor harmless from and against any and, all fines, suits, losses, costs; expenses, liabilities, claims, demands, actions, damages and judgments pursuant to this Sublease, and as more specifically set forth in Section 14 of the Master Lease, shall include Sublessor’s duty to indemnify, defend, protect and hold Master Landlord harmless from and against any and all fines, suits, losses, costs, expenses, liabilities, claims, demands, actions, damages and judgments.

It is further understood and agreed that Sublessor has no duty or obligation to Sublessee under the aforesaid Sections of the Master Lease other than to maintain the Master Lease in full force and effect during the term of this Sublease and to pay the difference between the Sublease Rent and the rent due and payable under the Master Lease; provided, however, that Sublessor shall not be liable to Sublessee for any earlier termination of the Master Lease which is not due to the fault of Sublessor. In the event of any conflict between this Sublease and the Master Lease, the Sublease shall control, as between Sublessor and Sublessee. Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Landlord or notice to Landlord, said provisions shall be construed to require the written consent and/or notice of both Master Landlord and Sublessor. Sublessee hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease and that any termination thereof without the fault of Sublessor shall likewise terminate this Sublease.

6.2 Exclusions. The terms and provisions of the following Sections of the Original Lease are not incorporated into this Sublease: The first and second paragraphs of Section 2; Sections 3 through 5, 8, 9(a), 10.1(b), 14, 24.1, the second sentence of Section 26.7 and the third paragraph of Section 10.2. The terms and provisions of the following Sections of the Amendment are not incorporated into this Sublease: Sections 1.2, 2.2, and 3 through 8.

6.3 Time for Notice. The time limits provided for in the provisions of the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limit relating thereto contained in the Master Lease. If the Master Lease allows only five (5) days or less for Sublessor to perform any act, or to undertake to perform such act, or to correct any failure relating to the Premises or this Sublease, then Sublessee shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure.

6.4 Sublessor’s Obligations. It shall be the obligation of Master Landlord (i) to provide or cause to be provided all services to be provided by Landlord under the terms of the Master Lease and (ii) to satisfy all obligations and covenants of Master Landlord made in the Master Lease. Sublessee acknowledges that Sublessor shall be under no obligation to provide any such services or satisfy any such obligations or covenants; provided, however, Sublessor, upon written notice by Sublessee, shall attempt to enforce all obligations of Master Landlord under the Master Lease, provided that Sublessee reimburses Sublessor for all reasonable costs and expenses incurred in connection therewith (except as otherwise set forth in Section 1.2.3 hereof). Sublessor shall not amend, terminate or waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease that could result in a substantial interference with Sublessee’s use of the Premises or materially increase Sublessee’s obligations or decrease Sublessee’s rights under this Sublease without, in each instance, Sublessee’s prior written consent.

6.5 Use of Building Common Areas. Sublessee shall comply with all reasonable and nondiscriminatory rules and regulations established by Sublessor with respect to use of the Common Areas, and shall insure compliance therewith by all of Sublessee’s employees, contractors and invitees.

6.6 Entry by Sublessor. Upon forty-eight (48) hours advance verbal or written notice (except in case of emergency where no such notice shall be required), Sublessor shall have the right to enter upon the Premises for purposes of maintenance and repair, and to ensure compliance by Sublessee with its obligations pursuant to this Sublease. Sublessee shall provide Sublessor with two keys (including card keys, if applicable) to all doors of the Premises in order to facilitate such entry.

ARTICLE 7—LEASE AND PURCHASE OF PERSONAL, PROPERTY;

LEASE OF PHONE SYSTEM

During the Term, Sublessee shall have the right, at no additional cost and expense to Sublessee, other than payment of the Sublessee Rent, to use the PBX Switching System, the computer racks currently on the Premises, the UPS battery back-up system currently on the Premises and Exhibit C Property. Maintenance and operation of the PBX Switching System will be the responsibility of Sublessee. Sublessee agrees to obtain and keep in effect during the Term, a maintenance agreement with an outside service provider to ensure maintenance of the PBX System. On the last day of the Term of this Sublease, Sublessee shall be entitled to purchase the Exhibit C Property, free and clear of all liens and encumbrances, by delivering $1.00 to Sublessor. Simultaneously to delivery of such payment, Sublessor shall execute and deliver to Sublessee a simple Bill of Sale to Sublessee warranting that the Exhibit C Property is being provided to Sublessee free and clear of all liens and encumbrances. Upon purchase, the Exhibit C Property shall be owned by Sublessee and Sublessee shall be responsible for removing the Exhibit C Property from the Premises in accordance with Article 15 hereof.

ARTICLE 8—INDEMNIFICATION

Except to the extent resulting from the acts, negligence or breach of this Sublease or the Master Lease by Sublessor (where such breach is not caused by Sublessee), Sublessee covenants to indemnify, defend, protect and hold Sublessor, its agents, officers, employees, and contractors harmless from and against (i) any and all claims, causes of action, obligations, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) to the extent arising out of or in connection with Sublessee’s use or occupancy of the Premises, the Conference Room and the Common Areas before or after the commencement of the Term of this Sublease, and (ii) the breach of this Sublease (or, to the extent incorporated herein, the Master Lease) by Sublessee, its employees, agents, contractors or invitees. Sublessee’s obligations under this Article 8 shall survive the termination or earlier expiration of this Sublease.

ARTICLE 9—INSURANCE

Sublessee covenants to obtain and maintain the insurance policies required to be maintained by Sublessor under Section 15 of the Master Lease naming Sublessor as an additional insured; to provide Sublessor with certificates evidencing such insurance; and not to merit cancellation or termination of such required insurance policies without giving at least fifteen (15) days prior written notice to Sublessor and Master Landlord. Sublessee shall deliver to Sublessor, from time to time and upon Sublessor’s or Master Landlord’s reasonable written request, certificates of insurance indicating that the required policies of insurance are in full force and effect throughout the entire term of this Sublease. All insurance policies required to be carried by Sublessor pursuant to the Master Lease shall be carried by Sublessee, covering Sublessee’s liability, and all such policies shall be written in accordance with the requirements for such insurance set forth in Section 15 of the Master Lease.

ARTICLE 10—DEFAULTS AND REMEDIES

In the event of a default by Sublessee, Sublessor shall have all of the rights and remedies against Sublessee as are set forth in Section 19 of the Master Lease as though Sublessor were the landlord named therein and Sublessee was the tenant named therein.

ARTICLE 11—NOTICES

All notices or correspondence provided for herein shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested, or by a nationally-recognized overnight delivery company which provides a receipt evidencing delivery, in which event they shall be deemed received on the date of delivery as evidenced by the receipt. The Master Landlord’s, Sublessor’s and Sublessee’s addresses for written notices required to be given hereunder shall be the addresses set forth in the Basic Sublease Information, or at such other place designated by advance written notice delivered in accordance with the foregoing.

ARTICLE 12—ASSIGNMENT AND SUBLETTING

Sublessee shall not sell, assign, encumber, sublet, hypothecate or otherwise transfer by operation of law or otherwise this Sublease or the Sublessor’s interest in and to the Premises except in accordance with Section 20 of the Master Lease as modified by this Sublease.

ARTICLE 13—REPAIRS AND MAINTENANCE

Except to the extent constituting an obligation of the Master Landlord under the Master Lease, Sublessee shall, at Sublessee’s sole expense, keep the Premises in good order and sanitary condition, and repair any damage thereto caused by Sublessee or Sublessee’s agents, employees, contractors or invitees. In performing its obligations under this Article 13, Sublessee shall notify Sublessor and of any repairs that could affect the Systems serving the Building (exclusive of the Premises) and shall use contractors approved by Master Landlord, in its reasonable discretion. Sublessee acknowledges that, except as otherwise expressly provided herein, Sublessor is under no duty to make repairs or improvements to the Premises, and Sublessee hereby waives any right it may have at law or in equity to enforce the same. Notwithstanding the foregoing, to the extent Master Landlord is obligated under the Master Lease to make any maintenance or repairs in or to the Premises, Sublessor, upon written notice by Sublessee, shall attempt to enforce such obligations of Master Landlord, provided that (except as provided in Section 1.2.3 hereof) Sublessee reimburses Sublessor for all reasonable costs and expenses incurred in connection therewith. Notwithstanding the foregoing, if such maintenance or repairs affect the use and enjoyment of the Common Area, such costs and expenses of enforcement shall be paid by Sublessor and Sublessee in proportion to their relative interests in the Master Premises.

ARTICLE 14—DAMAGE AND DESTRUCTION

14.1 Termination of Master Lease. If the Premises is damaged or destroyed and Master Landlord, Sublessor or Sublessee validly exercises any option to terminate the Master Lease or this Sublease as specifically provided for in the Master Lease or this Sublease (or in the Master Lease as incorporated herein by reference), if any, this Sublease shall terminate as of the date of the termination of the Sublease by either party hereto or the date of the termination of the Master Lease.

14.2 Continuation of Sublease. If the Master Lease is not terminated following any damage or destruction as provided above, this Sublease shall remain in full force and effect. Sublessee shall be’ obligated to fulfill any repair obligations of Sublessor with respect to the Premises; provided, however, that (i) Sublessor shall use commercially reasonable means to enforce any obligation of Master Landlord to rebuild the Premises in accordance with the Master Lease; (ii) Sublessor shall make available to Sublessee any insurance proceeds Sublessor receives as a result of damage or destruction of the Premises; and (iii) Sublessee shall be entitled to abatement of Sublessee Rent on a proportionate basis (based on the degree to which Sublessee’s use of the Premises is impaired as compared to the impairment of Sublessor’s use of the Master Premises) to the extent that Sublessor’s Rent is abated under the Master Lease. In the event that the damage cannot reasonably be repaired by the date that is 90 days prior to the expiration of the Term of this Sublease, then either party may terminate this Sublease by written notice to the other party. Notwithstanding anything to the contrary contained herein, if such damage or destruction occurs and the Premises can not be, or is in fact not, restored so that such damage or destruction does not unreasonably interfere with Sublessee’s normal business operations within 180 days following the date of such damage or destruction, Sublessee shall have the right to terminate this Sublease immediately upon deliver of written notice to Sublessor.

ARTICLE 15—SURRENDER OF PREMISES

Sublessee shall peaceably surrender the Premises to Sublessor upon expiration or earlier termination of this Sublease, broom-clean and in as good a condition as when Sublessee took possession and Sublessee shall remove Sublessee’s personal property and any or all Alterations made by Subtenant (not including the Sublessee Improvements, which shall remain on the Premises, and provided that Master Landlord or Sublessor so notified Sublessee in accordance with Section 10.2 of the Lease), upon the expiration or earlier termination of this Sublease and promptly repair all damage to the Premises caused by such removal. Unless Master Landlord or Sublessor requires their removal, all Alterations made to the Premises by Sublessee shall remain upon and be surrendered with the Premises at the expiration or earlier termination of this Sublease.

If Sublessee abandons the Premises, any of Sublessee’s personal property left on the Premises shall be deemed to be abandoned, and, at Sublessor’s option, title shall pass to Sublessor under this Sublease as by a bill of sale. If Sublessee abandons the Premises and Sublessor elects to remove all or any part of Sublessee’s personal property, the reasonable cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Sublessee. The provisions of this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16—RIGHT OF FIRST OFFER

16.1 Right of First Offer. Sublessor hereby grants to Sublessee a right of first offer (the “Sublessee Right of First Offer”) with respect to approximately 2,411 rentable square feet in Suite 980 of the building located at 651 Gateway Boulevard, South San Francisco, California (the “First Offer Space”) on the terns and conditions set forth herein.

16.2 Procedure. Prior to entering into any sublease with a third party for the First Offer Space, Sublessor shall provide written notice to Sublessee of such third party’s offer to sublease the First Offer Space (the “Third Party Offer”), including the general terms and conditions of the Third Party Offer. Sublessee shall have three (3) days from receipt of such notice in which to notify Sublessor in writing of its intent to exercise the Sublessee Right of First Offer (the “Exercise Notice”), which exercise must be on terns and conditions no less favorable to Sublessor than the Third Party Offer.

For thirty (30) days following Sublessor’s receipt of Sublessee’s Exercise Notice (the “Exclusivity Period”), Sublessor and Sublessee shall negotiate in good faith the terns of a sublease to Sublessee for the First Offer Space, which shall be substantially on the same terns and conditions of this Sublease (as modified by the Third Party Offer). During the Exclusivity Period, Sublessor shall not enter into a sublease of the First Offer Space with anyone other than Sublessee. In the event that Sublessor and Sublessee, despite good faith negotiations, do not enter into a sublease for Sublessee of the First Offer Space or are unable to obtain consent from the Master Landlord to such sublease before the end of the Exclusivity Period, then Sublessor shall have the right to enter into a sublease on terms and conditions materially no more favorable to a sublessee than those contained in the original Third Party Offer with any other party. In the event that Sublessor proposes to sublease the Premises on terms and conditions materially more favorable to a sublessee than those contained in the original Third Party Offer, then such terms and conditions shall constitute a new Third Party Offer subject to a new Exercise Notice by Sublessee.

ARTICLE 17—MISCELLANEOUS

17.1 Entire Agreement. This Sublease and the applicable portions of the Master Lease contained by reference herein, contain all of the covenants, conditions and agreements between the parties concerning the Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Premises, both oral and written. No addition or modification of any tern or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublessor and Sublessee.

17.2 Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

17.3 Master Landlord’s Consent. This Sublease is conditioned upon Master Landlord’s written approval of this Sublease prior to the Commencement Date. If Master Landlord refuses to consent to this Sublease, then this Sublease shall be deemed void and of no effect, in which event the parties shall be discharged from all obligations hereunder and Sublessor shall return the Prepaid Rent, if previously delivered to Sublessor, to Sublessee. If Master Landlord does not provide consent to this Sublease on or before June 30, 2002 in a form of consent acceptable to Sublessee and Sublessor, each in its sole discretion, or if Sublessor is unable to tender possession of the Premises to Sublessee on or before June 30, 2002 (through no fault of Sublessor), then either party may by written notice delivered to the other party no later than five (5) days following such date have the right to terminate this Sublease, in which event the parties shall be discharged from all obligations hereunder and Sublessor shall return the Prepaid Rent, if previously delivered to Sublessor, to Sublessee.

17.4 Authority. Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

17.5 Attorney Fees. In the event either party shall bring any action or proceeding for damages or for an alleged breach of any provision of this Sublease to recover rents, or to enforce, protect or establish any right or remedy hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs as part of such action or proceeding.

17.6 Broker. Sublessor shall be responsible for payment of any and all finder’s fees or commissions to CD Richard Ellis, Inc. and BT Commercial (“Brokers”) in connection with this Sublease pursuant to a separate agreement. Each party warrants and represents that it has had no dealings with any real estate broker, agent or finder other than Brokers in connection with the negotiation of this Sublease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with the Premises or this Sublease. Each party shall indemnify and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) arising from any claim for a leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any, real estate broker or agent in connection with the Premises or this Sublease.

17.7 Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

17.8 Severability. If any provisions of this Sublease or the application of any provision of this Sublease to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Sublease or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Sublease will be valid and be enforced to the fullest extent permitted by law.

17.9 Governing Law. This Sublease will be governed by and in all respects construed in accordance with the laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California.

17.10 Negotiated Transaction. The parties mutually acknowledge that this Sublease has been negotiated at arm’s length. The provisions of this Sublease shall be deemed to have been drafted by all of the parties and this Sublease shall not be interpreted or construed against any party solely by virtue of the fact that such party or its counsel was responsible for its preparation.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed one (1) or more copies of this Sublease, effective as of the Effective Date.

“SUBLESSOR”

ELAN PHARMACEUTICALS, INC. a Delaware corporation

By:	/S/ ERLE MAST
Name:	Erle Mast
Its:	VP & Treasurer

“SUBLESSEE”

TERCICA MEDICA, INC. a Delaware corporation

By:	/S/ HOWARD MOORE
Name:	Howard Moore
Its:	Executive Vice President

EXHIBIT A

MASTER LEASE

A-1

OFFICE BUILDING LEASE

by and between

HMS OFFICE, L.P.,

a Delaware Limited Partnership

and

ELAN PHARMACEUTICALS, INC.,

a Delaware corporation

LEASE SUMMARY

Date:	June 1, 1999

Tenant:	Elan Pharmaceuticals, Inc., a Delaware corporation

Address:	800 Gateway Boulevard South San Francisco, California 94080 Attn: General Counsel

with copy to:

800 Gateway Boulevard South San Francisco, California 94080 Attn: Chief Financial Officer

Landlord:	HMS Office, L.P.

Address:	c/o Hines Interests Limited Partnership 651 Gateway Boulevard, Suite 1140 South San Francisco, California 94080

Premises:	Suite 950 and Suite 980

Building:	651 Gateway Boulevard South San Francisco, California 94080

Approximate Rentable
Area of Premises:	Nine Thousand Nine Hundred one (9,901) square feet comprised of (1) Seven Thousand Four Hundred Ninety (7,490) square feet located in Suite 950 (the “Suite 950 Space”), and (ii) Two Thousand Four Hundred Eleven (2,411) square feet located in Suite 980 (the “Suite 980 Space”)

Approximate Rentable
Area of Building:	Two Hundred Ninety Thousand Four Hundred Forty-Seven (290,447) square feet

Estimated
Commencement Date:	July 1, 1999

Term:	2 Lease Years

Base Rent:	Twenty Eight Thousand Two Hundred Seventeen and 85/100ths Dollars ($28,217.85) per. month (based upon $2-85 per rentable square foot per month)

Operating Expense Base:	$8.07 per square foot of Rentable Area per year

Security Deposit:	Twenty-Eight Thousand Two Hundred Seventeen and 85/100ths Dollars (S28,217.85)

Use:	General office use

Parking Spaces:	Thirty-0ne (31)

Guarantor:	Not applicable

Exhibits:	A, B, C, D, L and F

Broker:	Marc Pearson of Catalyst CRESA Real Estate Group, as Tenant’s representative

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	20.3	Allocation of Excess Rent	23
	20.4	Fair Market Rent	23
	20.5	No Release from Liability	23
	20.6	Compliance with Laws	23
	20.7	Reimbursement of Costs	24
	20.8	Negotiation with Assignee	24
	20.9	Change Of Control; Affiliates	24
	20.10	Conveyance by Landlord	24

21.	SUBORDINATION		25

22.	ESTOPPEL CERTIFICATE

23.	INTENTIONALLY DELETED		25

24.	SURRENDER OF PREMISES		26

	24.1	Leasehold Improvements and Fixtures	26
	24.2	Holding Over	26

25.	PROFESSIONAL FEES		27

26.	GENERAL PROVISIONS		27

	26.1	Mortgage Protection	27
	26.2	Successors and Assigns	27
	26.3	Waiver	27
	26.4	Identification of Tenant	28
	26.5	Parking	28
	26.6	Interpretation of Lease	28
	26.7	Limitation on Liability	29
	26.8	Traffic Impact	29
	26.9	Financial Statements	29
	26.10	Quiet Enjoyment	29
	26.11	Payments and Notice	29
	26.12	Late Charge	30
	26.13	Rules and Regulations	30
	26.14	Rights Reserved by Landlord	30
	26.15	Related Parties	31
	26.16	Landlord’s Costs	31
	26.17	Invoices	31
	26.18	Force Majeure; Time of Essence	32
	26.19	Negotiated Transaction	32
	26.20	Nondisturbance, Attornment and Subordination Agreement	32
	26.21	Nondiscrimination	32
	26.22	Corporate Authority	32
	26.23	Notice Pursuant to California Health do Safety Code Section 25359.7	33
	26.24	Entire Agreements; Amendments	33

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THE GATEWAY

OFFICE BUILDING LEASE

This Lease is made and entered into as of the date specified in the Lease Summary attached hereto and incorporated herein by this reference, by and between HMS OFFICE, L.P. a Delaware limited partnership (“landlord”), and the Tenant identified in the Lease Summary.

In consideration of the mutual covenants and agreements contained in this Lease, the parties agree as follows:

1. Definitions

Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

“Base Rent” means the basic rent payable by Tenant per month during the Term in the amounts shown on the Lease Summary and in the manner provided In Suction 4.

“Building” means the building described in the Lease Summary and any future expansions of that building.

“business days” means Monday through Friday, except holidays; “holidays” means those holidays specified by the laws of the United States or State of California, and all holidays to which maintenance employees of the Building are entitled from time to time under their union contract or other agreement,

“Commencement Date” means the earlier of (i) the date that Landlord delivers possession of the Premises to Tenant, or (ii) the date set forth on the Lease Summary as the Estimated Commencement Date.

“Common Areas” means the Building’s common entrances, lobbies, restrooms, elevators, stairways and accessways, loading docks, ramps, drives, platforms and passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises, together with trash areas, parking areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities appurtenant to the Building.

“Development” means that real properly (including, without limitation, the Building, the Common Areas and the Premises) situated in the City of South San Francisco, County of San Mateo, State of California, being more particularly described on Exhibit A-1 attached hereto as such real property may be modified from time to time by Landlord.

“Fair Market Rent” means the rate being charged in the Building for comparable space, taking into consideration: location in the Building, tenant improvements or allowances provided or to be provided, rental abatements, lease takeovers/ assumptions, moving expenses and other forms of rental concessions, proposed term of lease, extent of service provided or to be provided, the ownership of the comparable space, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.

“Guarantor” means any guarantor of any of Tenant’s obligations under this Lease.

“Landlord Parties” means the employees, agents, contractors, officers, directors, partners, licensees, invitees, and guests of Landlord, Landlord’s affiliates, Landlord’s managing agent and Mortgagee.

“Lease Years” means successive periods of twelve (12) full calendar months, beginning on the Commencement Date. If the Commencement Date is not the fast day of a month, then the first Lease Year also includes the partial month in which the Commencement Date occurs.

“Mortgage” means any mortgage or deed of trust, blanket or otherwise, covering any part of the Development “Mortgagee” means the holder of a Mortgage.

“Operating Expenses” means all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature diet Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Development and its supporting facilities directly servicing the Development (as allocated to the Development in accordance with generally accepted accounting principles, consistently applied) including, but not limited to, the following:

(a) Wages, salaries and reimbursable expenses and benefits of all on-site and off-site personnel engaged in the operation, maintenance and security of the Development and the direct costs of training such employees, limiting such charges only to amounts directly allocable to services tendered by the employers and personnel for the benefit of the Development

(b) Costs of the property management office and office operation.

(c) All supplies, materials and rental equipment used in the operation and maintenance of the Development, including, without limitation, temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first class office building.

(d) Utilities, including, without limitation, water, power, gas, sewer, waste disposal, communication and cable T.V. facilities, heating, cooling, lighting and ventilation of the Development

(e) All maintenance, janitorial and service agreements for the Development and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Building exterior and service areas.

(f) A management cost recovery equal to three percent (3%) of all revenues (excluding such management cost recovery) derived from the Development.

(g) Legal and accounting services for the Development including, but not limited to, the costs of audits by certified public accountants of Operating Expenses records and reasonable legal fees and costs incurred by Landlord in any legal proceeding against any other specific tenant where such other tenant is responsible (either pursuant to its lease or at law) for payment of such fees and costs but is unwilling or is unable to pay such fees and costs after reasonable efforts have been made by Landlord to pursue reimbursement from such tenant; provided, however, that legal expense shall not include the cost of negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (iv) legal costs incurred in connection with development and/or construction of the Development

(h) All insurance premiums and costs, including, but not limited to, the premiums and cost of fire, casualty, liability, rental abatement and earthquake insurance applicable to the Development and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for commercially reasonable “deductible” or self-Insurance provisions); provided., however, that Landlord may, but shall not be obligated to, carry earthquake insurance (if Landlord elects to carry earthquake insurance, Tenant shall not be responsible for premium costs for such earthquake insurance in excess of premiums customarily charged for earthquake insurance to landlords of similar buildings in the Northern San Mateo County area).

(i) Repairs, replacements and general maintenance (except for repairs and replacements (i) paid for from the proceeds of insurance, (ii) paid for directly by Tenant, other tenants or any thud party, or (iii) for the benefit solely of tenants of the Development other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease).

(j) All real and personal property taxes and general and special assessments imposed by any governmental authority or agency on the Building and a pro rata portion of any taxes and general and special assessments levied on the Development; any assessments levied in lieu of or in substitution for, such taxes; and any other costs, fees or charges levied or assessed by, or at the direction of, any federal, state, or local government authority in connection with the ownership, use or occupancy of the Development, whether or not now in effect or foreseeable (excluding penalties, fines and interest charges imposed as a result of Landlord’s failure to pay timely the same; provided that, Tenant has timely paid its proportionate share of Operating Expenses hereunder); and any reasonable expenses, including the reasonable cost of attorneys or experts, incurred by Landlord in seeking reduction by the taxing authority of the above-referenced taxes, less any tax refunds obtained on account of such taxes previously paid and for which Tenant has paid Tenant’s Share thereof as a result of an application for review thereof; provided, however, that such taxes shall not include (i) taxes paid by Tenant pursuant to Section 9 or by other tenants in the Development pursuant to similar provisions in their leases; or (h) franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net Income of Landlord from all sources, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, to whole of in part, any other tax that would otherwise constitute the taxes described in the preceding provisions of this clause (j).

(k) Amortization (together with reasonable financing charges) of capital improvements made to the Development that (i) are or will be required to comply with applicable law, ordinance, rule or regulation, enacted or enforced after the Commencement Date; (ii) are replacements of items which Landlord is obligated to maintain; or (iii) are intended to improve the operating efficiency of the Development; provided, however, that in the case of improvements trade solely for efficiency purposes, the amount chargeable as an Operating Expense in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. As used in this definition of Operating Expenses, “amortization” shall mean allocation of the cost equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year earned) and not as capital casts items that are less than two percent (2%) of estimated Operating Expenses for the year in question.

Notwithstanding any other provision herein to the contrary, if the Development is not fully occupied during any year of the Term, an adjustment shall be made in computing Operating Expenses for such year so that Operating Expenses shall be computed as though the Development had been fully occupied during such year, provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Development, an amount greater than one hundred percent (100%) of the actual Operating Expenses during any year of the Term.

“Operating Expense Base” means the dollar amount per square foot of the Rentable Area as set forth on the Lease Summary. ‘

“Prime Rate” means the rate of interest from time to time announced by Bank of America National Trust and Savings Association as its reference rate or, if no such rate is being announced, such reasonable substitute as Landlord may select.

“Premises” means the floor area more particularly shown on the floor plan attached hereto as Exhibit A, containing the approximate area of rentable square feet described on the Lease Summary. Landlord hereby reserves, for its sole and exclusive use, any and all mechanical, electrical, telephone and similar rooms, janitor closets, elevator, pipe and other vertical shafts and ducts, flues and stairwells; the area above the acoustical ceiling; facilities serving parts of the Development other than the Premises; and any other area not shown on Exhibit A as being part of the Premises.

“Related Parties” of a party means its employees, agents, contractors, officers, directors, partners, licensees, Invitees and guests.

“Rent” means the Base Rent, Additional Rent, and any and all other charges of any nature payable by Tenant to Landlord under this Lease.

“Rentable Area” means the number of square feet of the Premises and the Building, as applicable, set forth on the Lease Summary.

“Rules and Regulations” means the rules and regulations (as changed from time to time as therein provided) attached hereto as Exhibit F.

“Tenant Parties” means the employees, agents, contractors, officers, directors, partners, licensees, invitees and guests of Tenant

“Tenant’s Share” means Rentable Area of the Premises divided by the greater of (a) ninety-five percent (95%) of the Rentable Area of the Building, or (b) the Rentable Area of the Building that is actually occupied by tenants, as such area changes from time to time. The agreed-upon areas stated in this Lease (or in the Lease Commencement Certificate, if different) shall be used to determine Tenant’s Share unless either of said areas materially changes.

“Term” means the period commencing on the Commencement Date and ending on the Termination Date.

“Termination Date” means the date which is the number of Lease Years and months set forth on the Lease Summary alter the Commencement Date or such earlier date upon which this Lease is terminated pursuant to the provisions herein. Upon determination of the Commencement Date, Landlord and Tenant will execute a certificate in the form of Exhibit B specifying the Commencement Date and the Termination Date as determined with reference to the Lease Summary.

“Year or year” means a calendar year.

2. DEMISE

For the Term, Landlord leases the Premises to Tenant and Tenant leases the same from Landlord, all upon and subject to the terms and conditions of this Lease. Tenant hereby acknowledges that Landlord may deliver to Tenant either the Suite 950 Space or the Suite 990 Space prior to the Estimated Commencement Date, whereupon the Lease shall commence with respect to the space so delivered upon all the berths, covenants and conditions contained in this Lease, including, without limitation, the obligation to pay Rent for the space so delivered. Tenant hereby acknowledges that if Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Commencement Date or upon the full execution of this Lease, whichever is later, this Lease shall not be void or voidable by Tenant, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; provided, however, if Landlord fails to deliver to Tenant possession of both the Suite 950 Space and the approximately two thousand one hundred thirty-eight (2,138) square feet of rentable area (being a portion of Suite 900 of the Building) being concurrently subleased to Tenant (the “Sublease Premises”) on or before August 1, 1999, then Tenant may, at its option and as its sole and exclusive remedy for such failure, terminate this Lease by delivering written notice of such termination to Landlord by August 10, 1999 but before Landlord delivers to Tenant possession of both the Suite 950 Space and the Sublease Premises. If Tenant so terminates this Lease, then Landlord shall immediately return to Tenant all amounts previously paid by Tenant to Landlord under this Lease (and under the sublease of the Sublease Premises, if applicable excluding any amounts that Tenant may owe to Landlord pursuant to the terns of this Lease and excluding any portion of the Security Deposit used by Landlord to curs any defaults on the part of Tenant or otherwise used by Landlord in accordance with the provisions of Section 6 of this Lease, and thereafter neither party shall have any further obligations under this Lease, other than those obligations that expressly survive the termination or earlier expiration of this Lease. If Tenant fails to so terminate this Lease, this Tease shall not terminate but shall remain in full force and effect upon the same terms and conditions set forth in this Lease.

If Landlord fails to deliver to Tenant possession o& the Suite 980 Space on or before August 1, 1999, then, Tenant may, at is option and as its sole and exclusive remedy for such failure, terminate this Lease for the Suite 980 Space by delivering written notice of such termination to Landlord by August 10, 1999 but before Landlord delivers to Tenant possession of the Suite 980 Space. If Tenant so terminates this Lease for the Suite 980 Space, then Landlord shall immediately return to Tenant all amounts previously paid by Tenant to Landlord under this Lease for the Suite 980 Space, excluding any amounts that Tenant may owe to Landlord pursuant to the terms of this Lease for the Suite 980 Space and excluding any portion of the Security Deposit for the Suite 980 Space used by Landlord to cure any defaults on the part of Tenant or otherwise used by Landlord in accordance with the provisions of Section 6 of this Lease, and thereafter neither party shall have any further obligations under this Lease for the Suite 980 Space, other than those obligations that expressly survive the termination or earlier expiration of this Lease, and if Tenant has not terminated the Lease in accordance with the provisions of the immediately foregoing paragraph of this Section 2, this Lease with regard to the Suite 950 Space shall remain in full force and effect upon the terms, covenants and conditions specified in this Lease and thereafter the “Premises” shall mean the Suite 950 Space and all calculations based upon the square footage of the Premises shall be adjusted to include only the Suite 950 Space. If Tenant fails to terminate this Lease for the Suite 980 Space in accordance with the provisions of this Section 2 and if Tenant has not terminated this Lease in accordance with the provisions of the Immediately foregoing paragraph of this Section 2, then the Lease for the Suite 980 Space (and for the Suite 950 Space) shall not terminate but shall remain in full force and effect upon the same terms and conditions set forth in this Lease.

So long as it is entitled to possess the Premises, Tenant may (with others) use the Common Areas on a nonexclusive basis for their intended purposes; provided, however, Landlord shall have the sole and exclusive right to possession and control of the Common Areas. So long as reasonable access and services (including Tenant’s parking spaces described in the Lease Summary) to the Premises are available, Landlord may (a) install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires and appurtenant meters and equipment; (b) change the Common Areas, including, without limitation, the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (c) close temporarily, or eliminate permanently, any Common Areas; (d) designate other land as Common Areas; (e) add additional buildings and improvements to the

Common Areas, and lease such buildings and improvements and/or existing buildings and improvements on the Common Areas; (f) use the Common Areas in making expansions, additional improvements, repairs or alterations to any part of the Development; and (g) do and perform such other acts and make such other changes in, to or with respect to the Development as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

3. ACCEPTANCE OF PREMISES

Tenant hereby acknowledges that the Premises is leased to Tenant in its present “as-is” condition, and Landlord shall have no obligation to install any alterations, additions or improvements or do any work whatsoever to the Premises. Tenant further acknowledges that it is currently in possession of the Suite 950 Space pursuant to an assignment of that certain Gateway Office Building Lease dated September 15, 1989, by and between Homart Development Co., a Delaware corporation, Landlord’s predecessor in interest, and Shakey’s Incorporated, a Delaware corporation (“Shakey’s”), as amended (collectively, the “Shakey’s Lease”). Concurrently with the execution of this Lease, Landlord, Tenant and Shakey’s are executing an agreement terminating the Shakey’s Lease and the assignment thereof by Shakey’s to Tenant (the “Shakey’s Lease Termination Agreement”). Notwithstanding anything to the contrary contained in this Lease, Tenant and Landlord hereby acknowledge that this Lease is expressly conditioned upon Tenant and Shakey’s executing and delivering to Landlord the Shakey’s Lease Termination Agreement in a form reasonably acceptable to Landlord. If for any reason the Shakey’s Lease is not terminated pursuant to the Shakey’s Lease Termination Agreement, this Lease shall terminate and thereafter neither party shall have any further obligation under this Lease, except for those obligations which by their terms survive the termination of this Lease.

The current tenant of the Suite 980 Space (the “Suite 980 Tenant”) is executing a lease termination agreement (the “Suite 980 Lease Termination Agreement in which Suite 980 Lease Termination Agreement shall terminate the current lease for the Suite 980 Space (the “Suite 980 Lease”). Tenant and Landlord hereby acknowledge that this Lease as it relates to the Suite 980 Space only is expressly conditioned upon the Suite 980 Tenant’s executing and delivering to Landlord the Suite 980 Lease Termination Agreement in a form reasonably acceptable to Landlord. If for any reason the Suite 980 Lease is not terminated pursuant to the Suite 980 Lease Termination Agreement, this Lease with respect to the Suite 980 Space only shall terminate and thereafter neither party shall have any further obligation under this Lease for the Suite 980 Space, except for those obligations which by their terms survive the termination of this Lease, and this Lease with regard to the Suite 950 Space shall retrain in full force and effect upon the terms, covenants and conditions specified in this Lease and thereafter the “Premises” shall mean the Suite 950 Space and all calculations based upon the square footage of the Premises shall be adjusted to include only the Suite 950 Space.

4. RENT

From the Commencement Date, Tenant will pay Landlord, at the address specified in the Lease Summary or at such other address as may be designated by Landlord from time to time and without prior notice, demand, offset or deduction (except as otherwise expressly set forth herein), the following rent.

4.1 Base Rent

Tenant shall pay the Base Rent to advance on the fast day of each month during the Term hereof; except that the first full month’s Base Rent shall be paid upon execution of this Lease. If the Term commences on other than the fast day of a month, the Base Rent provided for such partial month shall be prorated and the prorated installment shall be paid on the first day of the calendar month succeeding the Commencement Date. If the Term terminates on outer than the first day of a calendar month, the Base Rent provided for such partial month shall be prorated and such prorated installment shall be paid on the first day of the calendar month preceding the Termination Date.

4.2 Additional Rent

Tenant shall pay as additional rent (“Additional Rent’s Tenant’s Share of Operating Expenses in excess of the Operating Expense Base multiplied by the Rentable Area. For partial years, the Operating Expenses will be calculated on a full-year basis, and then prorated. Tenant shall pay monthly installments of Additional Rent on the first day of each month, in amounts specified in good faith by Landlord from time to time, which, by the end of each year (or by the Termination Date, if earlier), will total Landlord’s estimate of Additional Rent paid for such year. By the following April 1, or as soon thereafter as practicable, Landlord will furnish Tenant a statement of Operating Expenses and Additional Rent for such year. Any amounts owing for that year shall, within thirty (30) days thereafter, be paid by Tenant to Landlord. Any amounts overpaid shall, at Landlord’s option, be credited against the next installment(s) of Additional Rent due from Tenant, or be refunded to Tenant. This obligation survives termination or the earlier expiration of this Lease.

5. SECURITY DEPOSIT

Concurrently with execution hereof, Tenant shall pay to Landlord the Security Deposit set forth on the Lease Summary as security for the full and faithful performance of Tenant’s obligations under this Lease, which amount shall be paid as follows: Landlord shall credit to the Security Deposit the amount of Twelve Thousand Two Hundred Thirty-Six and 40/100ths Dollars ($12,236.40), which Tenant paid to Landlord as a security deposit pursuant to the Shakey’s Lease; and Tenant shall pay to Landlord the amount of Fifteen Thousand Nine Hundred Eighty-One and 45/100ths Dollars ($15,981.45). Landlord may (but shall not be required to) use the Security Depositor any portion thereof to cure any defaults on the part of Tenant or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease, at law or in equity. In such event, and upon written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall Immediately deposit with Landlord an amount sufficient to return the Security Deposit to the amount specified in the Basic Increase Information. Upon termination or earlier expiration of this Lease, the Security Deposit shall lie returned to Tenant, reduced by those amounts that may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent, to repair damage to the Premises caused by Tenant or Tenant Parties and to clean the Premises to a broom-clean condition. The portion of the Security Deposit not so required shall be paid over to Tenant promptly after expiration of the Term. Landlord shall hold the Security Deposit for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. If Landlord conveys or transfers its interest in the Building and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit and the transferee assumes the same in writing, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord’s successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. In no event shall any Mortgagee under a Mortgages or any purchaser of all or any portion of the Development at a public or private foreclosure sale under a mortgages have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit in the event any such Mortgagee or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such Mortgagee or purchaser has received all or any part of the Security Deposit:

6. SERVICES PROVIDED BY LANDLORD

Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services as described in Exhibit C, subject to the standards set forth therein. Tenant shall obtain all utilities and services from vendors designated by Landlord, which vendors shall be selected in Landlord’s sole and absolute discretion, and Tenant shall have no right to obtain any utilities or services from any vendors other than those so designated by Landlord; provided, however, in no event shall Tenant be responsible for any charges from such venders in excess of the costs charged by similar, reputable venders of such services to buildings in the Northern San Mateo County area comparable to the Building and otherwise consistent with an arm’s-length agreement In the event any rule or regulation of applicable utilities or governmental authority restricts the services to be provided hereunder, Landlord shall not be in default hereof and Tenant shall not be entitled to an abatement of Rent Landlord does not warrant that the services provided for in this Section 6 will be free from any irregularity or stoppage. Landlord shall use commercially reasonable efforts to correct the same, but no such condition or event will create any liability for Landlord or Landlord Parties, or constitute an eviction, actual or constructive, of Tenant, or cause any abatement of the rent payable under this Lease or relieve Tenant of any of its obligations under this Lease. Notwithstanding any other provision in this Paragraph 6 to the contrary, if such utilities or services shall, by reason of Landlord’s negligence or willful misconduct and through no fault of Tenant, be interrupted or suspended and not restored within three (3) business days after written notice from Tenant to Landlord, and if by reason of such interruption or suspension Tenant is unable to conduct its business operations from the Premises, then Landlord shall refund to Tenant an amount equal to the Base Rent (prorated on a daily basis) paid by Tenant for the period from the date of such interruption or suspension until such service is restored or reasonably satisfactory alternative service is provided in its place.

7. USE; HAZARDOUS SUBSTANCES

7.1 Use of Premises

Tenant will use and occupy the Premises only for the purpose set forth in the Lease Summary and no other purpose whatsoever, using and maintaining them in a clean, careful, safe, sanitary and proper manner. Tenant will pay for any damage to any part of the Development caused by any negligence, willful act, misuse or abuse by Tenant or Tenant Parties. Tenant and Tenant Parties will comply with the Building’s Rules and Regulations and will not cause anywhere in the Development, or permit in the Premises, (a) any activity or thing (i) contrary to applicable law, ordinance, regulation, restrictive covenant, or insurance regulation, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any governmental regulations relating thereto, including any required alterations for purposes of “public accommodations” under such statute; or (ii) which jeopardizes the coverage of normal insurance policies or increase their cost; (b) defacing or injury to the Development; (c) waste or nuisance, or any activity causing noise or odors perceptible outside the Premises; (d) cooking or heating food, except for incidental use, solely for Tenant Parties, of microwave ovens and beverage-brewing devices, provided that the foregoing do not use a flame and are approved by Underwriters Laboratories for residential use; (e) sale, purchase or gift of any merchandise or storage therefor, including, without limitation, any use of vending machines (except for the use of those vending machines approved by Landlord in writing, which approval shall not be unreasonably withheld); or (f) overloading of the floors or any of the structural or mechanical systems of the Building. Tenant shall not erect or place any item in or upon the Common Areas. Tenant will conduct its business and occupy the Premises and shall not unreasonably interfere with, annoy or disturb any other tenants in the Development or the Landlord in its management thereof Tenant shall not erect or place any item (including, without limitation, signs) in, upon or visible from the exterior of the Building or the Common Areas of the Development; provided, however, Tenant shall be entitled to maintain its existing sign on the temporary monument sign of the Development at its sole cost and expense until such time that Landlord removes the monument sign from the Development. In its sole and absolute discretion, and thereafter, Tenant shall have no further right to erect or place any sign in, upon or visible from the exterior of the Building or the Common Areas of the Development.

7.2 Hazardous Substances

Tenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq., the Hazardous Substance Account Act, California Health and Safety Code § 25300, et seq., the

Hazardous Waste Control Law, California Health and Safety Code § 25100, et seq., and the Porter-Cologne Water Quality Control Ad, California Water Code § 13000, et seq., including, without limitation, PCBs, petroleum products, asbestos and asbestos-containing materials (collectively, “Hazardous Substances”), on, under or near the Development, except that Tenant may use Hazardous Substances on the Premises that are incidental to and only in quantities reasonably required for general office use, such as photocopier toner and household cleaner, provided such use is in full compliance with all applicable laws and prudent business practices. Except as specifically provided above, Tenant shall ensure that Tenant and Tenant’s Parties shall not cause or permit any waste material or refuse to be dumped upon or remain upon any part of the Development, and Tenant shall ensure that Tenant and Tenant’s Parties shall not cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain upon the Development. Tenant shall indemnify, defend and hold Landlord and Landlord Parties harmless from any and all Liabilities (as defined in Section l4), incurred in connection with or arising from the generation, use, manufacture, keeping, storage, refinement, release, discharge or disposal of any Hazardous Substances by Tenant, any Tenant Parties or any person claiming through or under Tenant or any Tenant Party on or about the Development. The foregoing indemnity shall survive termination or earlier expiration of this Lease.

8. BROKERS

Tenant warrants that it has had no dealing with any broker or agent other than the Broker specified in the Lease Summary in connection with this Lease. Tenant hereby acknowledges that it is solely responsible for the payment of any commissions or other compensation or charges claimed by Broker (“Broker Fees”); provided, however, Landlord hereby acknowledges that Tenant shall be entitled to use a portion of the Allowance (as defined in Section 10.2, below) for the payment of any Broker Fees owing in connection with this Lease. Tenant shall indemnify, defend and hold Landlord and Landlord Parties harmless from and against any and all Liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with Tenant with respect to this Lease. Landlord warrants that it has had no dealings with any broker or agent in connection with this Lease. Landlord shall indemnify, defend and hold Tenant and Tenant Parties harmless from and against any and all Liabilities for commissions or other compensation or charges claimed by any broker or agent based on dealings with Landlord with respect to this Lease. The foregoing indemnities shall survive termination or earlier expiration of this Lease.

9. TENANT’S TAXES

(a) In addition to Tenant’s obligations under Section 4.2, Tenant shall be responsible for and shall pay, at least ten (10) days before delinquency, all taxes, fees or charges levied or assessed against or attributable to any personal property or trade fixtures in the Premises or by reason of leasehold improvements. If any such taxes, fees or charges are included in Landlord’s taxes, Landlord may pay them regardless of the validity (under proper protest if requested by Tenant and at Tenant’s sole cost and expense), and Tenant will pay Landlord the amount of Landlord’s taxes attributable to Tenant, as determined In good faith by Landlord, within thirty (30) days after

Landlord delivers to Tenant written demand supported by reasonably satisfactory evidence of the taxes attributable to Tenant.

(b) In addition to all other sums to be paid by Tenant tinder tills Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties hereto, (i) upon or measured by Base Rent or Additional Rent, or both, payable under tills Lease, including, without limitation, any gross income tax or excise tax levied by the city and/or county in which the Building is located, the State of California, the Federal Government or any other governmental body with respect to the receipt of such rental; (ii) upon or with respect to the possession, leasing; operation, management, maintenance, alteration,, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (iii) upon this transaction or any document to which Tenant Is a party creating or transferring an interest or an estate in the Premises.

10. ALTERNATIONS, REPAIRS AND MAINTENANCE

10.1 Repairs and Maintenance

(a) Subject to Sections 4.2, 10.1(b), 17 and 18, Landlord shall repair and maintain (i) the structural portions of the Building, (ii) the exterior walls of the Building, including glass and glazing, (iii) the roof, (iv) those portions of the mechanical, electrical, plumbing, HVAC and life safety systems serving the Building (the “Systems”) (excluding any connections or elements thereof installed by Tenant) and (v) the Common Areas. Any repair caused in part of in whole by the act, neglect or omission of Tenant or any Tenant Parties shall be trade by Landlord at the sole cast and expense of Tenant.

(b) Throughout the Term, Tenant shall at its sole cost and expense (i) keep, maintain and repair the Premises in first class condition and repair, ordinary wear and tear and damage from any casualty or condemnation for which Tenant is not responsible or liable under the Lease excepted, (ii) make all nonstructural repairs and replacements to the Premises, and (iii) keep, maintain and repair all Systems installed by Tenant, fixtures and supplemental HVAC units in good working order, unless Landlord elects, at Tenant’s sole cost and expense, to perform such work. In performing the obligations under this Section 10.1(b), Tenant shall notify Landlord of any repairs that could affect the Systems serving the Building (exclusive of the Premises) and shall use contractors approved by Landlord, in its reasonable discretion. Landlord shall have the right but not the obligation to undertake work that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner. All reasonable costs incurred by Landlord in performing any such maintenance or repair for the account of Tenant, together with an administrative fee equal to ten percent (10%) of such costs, shall be repaid by Tenant to Landlord within thirty (30) days after Landlord delivers to Tenant written demand supported by invoices or other reasonably satisfactory evidence of such costs.

(c) Subject to Section 6 and Section 17.3, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the

Development, or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

10.2 Alterations

Tenant will not make or permit alterations, improvements or additions (including fixtures) in or to the Premises (collectively “Alterations”) without Landlord’s prior written consent; which consent shall not be unreasonably withheld. Tenant’s request for such consent shall be in writing, accompanied by proposed detailed plans and specifications. Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for any mechanic’s and materialmen’s liens and to insure completion of the work Alterations will be performed, if Landlord elects, by Landlord or a contractor designated by Landlord, at Tenant’s sole cost and expense. Tenant may engage its own contractors to perform remodel work upon written approval by Landlord In such event, Landlord shall charge a fifteen percent (15%) administrative fee on all construction costs. Any and all plans must be submitted to Landlord for approval, and building permits must be obtained by Tenant prior to commencement of any construction remodeling. Subject to Section 24.1, all Alterations will become Landlord’s property and a pact of the Building without compensation to Tenant. Tenant will promptly notify Landlord of the value thereof for insurance purposes. Tenant shall indemnify, defend and hold Landlord and Landlord Parties harmless from and against any and all Liabilities incurred in connection with or arising from any work performed by or on behalf of Tenant.

If Landlord gives its consent to Tenant’s making such Alterations, the consent shall be deemed conditioned upon Tenant’s acquiring all permit and approvals required to lawfully do so from applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permits and approvals in a prompt and expeditious manner. Unless Landlord so specifies when it gives such consent, Tenant shall not be obligated to remove any Alterations upon the expiration or earlier termination of the Term. Tenant shall give Landlord not less than ten (10) days notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of nonresponsibility in or on the Premises or other parts of the Development as provided by law. All Alterations, repairs and replacements by Tenant shall be in accordance with all applicable laws, rules and ordinances and the requirements of any insurance carrier, and shall be of a quality and class at least equal to the original work, performed in a good and workmanlike manner with good grades of materials approved by Landlord. Tenant will give Landlord opportunity to inspect and monitor all work Tenant shall provide Landlord with as-built plans and specifications for Alterations promptly upon their completion. Should Tenant make any Alterations without Landlord’s prior written approval, or in violation of such approval or the requirements of this Section 10.2, Landlord may, at any time during the Term, either remove any part or all of the same on Tenant’s behalf or require that Tenant do so all at Tenant’s sole cost and expense. All reasonable costs incurred by Landlord in removing any such alterations shall be repaid by Tenant to Landlord immediately upon demand, together with an administrative fee equal to fifteen percent (15%) of such costs.

Subject to the terms of this Section 10.2, Landlord hereby consents to Tenant (i) upon delivery to Tenant of both the Suite 950 Space and the Sublease Premises, removing the current demising wall that separates the Suite 950 Space from the Sublease Premises (the “Sublease Demising Wall”), (ii) upon delivery by Landlord to Tenant of both the Suite 950 Space and the Suite 980 Space, removing the current demising wall that separates the Suite 950 Space from the Suite 980 Space (the “Suite 980 Demising Wall, and (iii) making minor Alterations that may be required in connection with the removal of each of the Sublease Demising Wall and the Suite 980 Demising Wall (collectively, the “Demising Alterations”); provided, however, and notwithstanding anything to the contrary contained herein, upon the expiration or earlier termination of the Term Tenant, at Landlord’s request, shall remove any Demising Alterations and repair any damage to the Suite 950 Space, the Sublease Premises and/or the Suite 980 Space as a result of the Demising Alterations and Tenant shall reconstruct the Sublease Demising Wail and the Suite 980 Demising Wall each to the same condition in which each, existed at the commencement of the Term. Landlord hereby agrees to reimburse Tenant for the out-of-pocket costs Tenant actually incurs for the Demising Alterations and for any Broker Fees as set forth in Section 8, but in no event shall Landlord’s reimbursement obligation pursuant hereto, in the aggregate, exceed Thirty Thousand Dollars ($30,000.00) (the “Allowance”). All costs in excess of the Allowance shall be the sole responsibility of Tenant Landlord shall make such reimbursement to Tenant within thirty (30) days after Tenant delivers to Landlord written demand supported by invoices, receipts and other documents reasonably acceptable to Landlord as evidence of the lien-free completion of said improvements in accordance with the provisions of this Lease and all applicable laws and as evidence of the payment of Broker Fees by Tenant; as applicable. Any and all costs not properly submitted to Landlord by May 31, 2000 shall not be reimbursable hereunder and shall be at Tenant’s sole cost and expense. Any excess allowance not properly claimed by Tenant pursuant hereto shall, after May 31, 2000, be forfeited by Tenant and remain the exclusive property of the Landlord.

11. LIENS

Tenant shall not permit any lien to exist on or against any part of the Development allegedly resulting from any work or materials furnished or obligations incurred by or for Tenant. Tenant shall discharge arty such lien of record or post a bond in accordance with applicable law as soon as reasonably possible after such lien is filed; provided, however, if no liens are allowed pursuant to Landlord’s Mortgage now or hereafter existing on any part of the Building or the Development, Tenant shall discharge any such lien of record immediately upon its filing. Neither this Lease, nor any request or consent of Landlord to the labor, materials or obligations, shall be a consent to any such lien. Landlord may keep posted on the Premises any notices it deems necessary for protection from such liens. If Tenant fails to discharge any such lien, or to post a bond, or to contest such lien by appropriate legal proceeding, or if any such lien jeopardizes Landlord’s interest in the Development or is otherwise prohibited by Landlord’s Mortgage now or hereafter existing on any part of the Building or the Development, then Landlord may cause such lien to be released by any means it deems proper, including payment, at Tenant’s sole cost and expense and without affecting Landlord’s rights. All reasonable costs incurred by Landlord in causing such liens to be released, together with an administrative fee equal to ten percent (10%) of such costs, shall be repaid by

Tenant to Landlord within thirty (30) days after Landlord delivers to Tenant written demand supported by invoices or other reasonably satisfactory evidence of such costs.

12. ENTRY

Landlord may enter any part of the Premises at all reasonable hours following reasonable prior notice to Tenant (or in any emergency or suspected emergency, at any hour, without notice), to (a) inspect, test, clean, or make repairs, alterations and additions to the Building or the Premises as Landlord believes appropriate, or (b) provide any service which Landlord is now or hereafter obligated to furnish to tenants of the Building, or (c) show the Premises to prospective lenders, purchasers or tenants (but, with respect to tenants, only during the last six (6) months of the Term) and, if they are vacated, to prepare them for reoccupancy. Rent will not abate because of Landlord’s entry. Landlord shall at all times have keys to all doors to or in the Premises.

13. LANDLORD’S LIABILITY

Tenant will protect its property and the person and property of all Tenant Parties, and insure the same to its own satisfaction (including at least the insurance required hereunder), and accordingly waives any claim against Landlord and the Landlord Parties for loss or damage to any property, injury to any person, or injury to Tenant’s business from any cause except for any damages directly caused (and specifically excluding any consequential damages) by Landlord’s willful misconduct or reckless ads. Tenant, for itself and all Tenant Parties, assumes all risk of damage to person and property, proximate or remote. All personal property on the Premises is at Tenant’s risk only; the Landlord shall not be liable for any damage to or theft of such property.

14. INDEMNIFICATION AND EXCULPATION

Tenant shall indemnify, defend and hold Landlord and the Landlord Parties (collectively, “Indemnitee”) harmless from and against any and all fines, suits, losses, costs, expenses, liabilities, claims, demands, actions, damages and judgments (collectively, “Liabilities”) suffered by, recovered from or asserted against the Indemnitee, of every kind and character, resulting from any breach, violation or nonperformance by Tenant of any provision of this Lease, and from injury or damage to person or property incident to, arising out of or caused (proximately or remotely, in whole or in pan) by any act, omission, negligence or misconduct by Tenant or the Tenant Parties, or in any other way from Tenant or any Tenant Patties’ occupancy or use of or presence on the Development. If any such proceeding is brought against an Indemnitee, Tenant will retain counsel reasonably satisfactory to Landlord to defend the Indemnitee at Tenant’s sole cost and expense. All such costs and expenses, including, without limitation, attorneys’ fees and court costs, shall be payable by Tenant to Landlord immediately upon demand. Tenant’s obligations under this Section 14 shall survive the termination or earlier expiration of this Lease.

Landlord will indemnify, defend and hold Tenant harmless from all Liabilities asserted against Tenant, to the extent that such Liabilities are proven by Tenant to have been caused by Landlord’s soulful misconduct or reckless acts. Landlord’s obligations under this Section 14 shall include reimbursement to Tenant for reasonable attorneys’ fees and court costs incurred by Tenant in connection with those Liabilities covered by Landlord’s indemnification as set forth herein. All costs and expenses, including attorneys’ fees and court costs, payable by Landlord to Tenant under this Section 14 shall be payable to Tenant within thirty (30) days after Tenant delivers to Landlord written demand supported by invoices or other reasonably satisfactory evidence of such expenses. Landlord’s obligations under this Section 14 shall survive the termination or earlier expiration of this Lease.

15. INSURANCE

Tenant, during the Term and any other period of occupancy, will at its sole cost and expense maintain insurance reasonably satisfactory to Landlord, but in any event complying with the following minimum requirements:

(a) General Liability insurance with combined single limits not less than $2,000,000.00, for personal injury or death and property damage occurring in or about or related to the use or occupancy of the Development by Tenant and any Tenant Parties.

(b) “All Risk” insurance for the full replacement cost of all Alterations, all Tenant’s property on the Premises and all fixtures. Unless this Lease is terminated upon damage or destruction, the proceeds of such insurance will be used to restore the foregoing.

(c) Worker’s Compensation (as required by state law), and Employer’s Liability insurance in the amount of not less than $500,000.00.

(d) Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings or extra expenses attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Development as a result of such perils.

All policies required hereunder will be issued by carriers rated A-VII or better by Best’s Kay Rating Guide and licensed to do business in the State of California. The policies shall name Landlord and any other person or entity that Landlord may designate from time to time as additional insureds, with primary coverage noncontributing to any insurance landlord may carry, and shall provide that coverage cannot be cancelled or materially changed except upon thirty (30) days’ prior written notice to Landlord and any additional insureds. At least thirty (30) days prior to expiration of such policies, and promptly upon any other request by Landlord. Tenant shall furnish Landlord and any additional insureds with copies of policies, or certificates of insurance, evidencing maintenance and renewal of the required coverage. In the event Tenant does not maintain said insurance, Landlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Tenant shall pay to Landlord within thirty (30) days after written demand the cost of said insurance together with an administrative fee equal to ten percent (10%) of such costs.

During the Term, Landlord shall insure the Building (excluding any property which Tenant is obligated to insure) against damage with All-Risk insurance and public liability insurance, all in such amounts and with such deductibles as Landlord in good faith considers appropriate; provided, however, such All-Risk insurance shall be in an amount equal to at least the full replacement cost of the Building. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance, including, without limitation, earthquake insurance (subject to the provisions of subparagraph (h) of the definition of Operating Expenses), as Landlord or Mortgagees may determine advisable. Tenant has no tight to receive any proceeds from any insurance policies carried by Landlord. Notwithstanding anything in the foregoing to the contrary; however, Landlord may self-insure but only to the extent permitted under any Mortgage.

If any act or acts, occupancy or use by Tenant or any Tenant Parties, whether or not Landlord has consented to the same, increase the cost of Landlord’s insurance, Tenant will pay the fall cost of any such increase along with Additional Rent. A schedule issued by the organization computing the insurance rate shall be conclusive evidence of the cost of such increase in premium. If any of Landlord’s insurance is (or is threatened to be) cancelled or the coverage thereunder reduced ID any way because of any ad or acts, occupancy or use by Tenant or any Tenant Parties, Landlord may terminate this Lease and/or may enter upon the Premises at Tenant’s sole cost and expense and without any liability to Tenant, and attempt to remedy such condition. Ali costs incurred by Landlord in performing any such remedial action shall be repaid by Tenant to Landlord within thirty (30) days after written demand, together with an administrative fee equal to ten percent (10%) of such costs.

16. NO SUBROGATION

Ali insurance policies which either party obtains, or is required to obtain hereunder affecting the Premises shall include, if available from each party’s respective insurer upon commercially reasonable terms and prices, a clause or endorsement denying the insurer any rights of subrogation against the other party. Landlord and Tenant waive any rights or recovery against the other for any actually insured injury or loss.

17. DAMAGE OR DESTRUCTION

If the Premises or any part thereof is damaged by fire or other casualty, Tenant will promptly notify Landlord.

17.1 Cancellation of Lease: Restoration of Building

If the Building or the Premises or any significant portion of the Common Areas Is damaged by fire or other casualty to the extent that, in Landlord’s sole and absolute opinion, substantial alteration or reconstruction is required, or if any Mortgagee of a Mortgage requires that the insurance proceeds payable as a result of the fire or other casualty be applied against the indebtedness secured by the Mortgage, Landlord may terminate this Lease by notifying Tenant within sixty (60) days after the later of the daft the damage occurs or the date Landlord is so notified by its Mortgagee, in which event the Rent under this Lease will be equitably abated as of the date of the fire or other casualty to the extent such damage materially impair Tenant’s business operations at the Premises. If this Lease is not terminated, then within seventy-five (75) days after the fire or other casualty, or such greater period as may be reasonably necessary, Landlord will commence to repair and restore the Premises and any portion of the Building and Common Areas required for access to the Premises, and will diligently complete the same, but Landlord shall not be required (a) to expend more for such repair of the Premises than the insurance proceeds in Landlord’s possession (or to be disbursed to Landlord pursuant to the Mortgage) that exceed the proceeds retained (or required to be retained) by Mortgagee pursuant to its Mortgage and that are reasonably allocable to the Premises, or (b) to rebuild, repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment removable by Tenant under the provisions of this Lease or which Tenant has insured or is required to insure under the provisions of this Lease. If the Premises (or access thereto) are damaged by fire or other casualty so as to unreasonably interfere with Tenant’s use and enjoyment of the Premises for Tenant’s normal business operations and Landlord reasonably determines that it will be unable to repair that portion of the Premises (or access thereto) for which Landlord is responsible hereunder within two hundred seventy (270) days after such fire or other casualty, then Landlord shall deliver written notice to Tenant within sixty (60) days after such fire or other casualty informing Tenant of Landlord’s inability to so repair the Premises (or access thereto) within said two hundred seventy (270) day period and Tenant shall have ten (10) days from the date of such notice during which to terminate this Lease by delivering to Landlord written notice of Tenant’s desire to so terminate the Lease. If Tenant does not timely elect to so terminate this Lease, this Lease shall remain in full force and effect

17.2 Casually Loss During Last Year of Lease

If the Premises or the Building is damaged by fire or other casualty during the last six (6) months of the Term, whether or not the damage requires substantial repair and reconstruction, either Tenant or Landlord may cancel this Lease as of the date of the fire or casualty by notice to the other within thirty (30) days thereafter.

17.3 Abatement of Rent

In the event of any damage described in this Section 17, Base Rent shall be equitably abated in proportion to the extent that Tenant’s business operations at the Premises are unpaired, such abatement to commence as of the date such damage occurs and will continue during the period of such repairs. Except as expressly provided to the contrary in this Lease, this Lease will not terminate, and Tenant will not be entitled to damages or to any abatement of Rent, as a result of a fire or other casualty, repair or restoration. The provisions of California Civil Code Sections 1932(2) and 1933(4) which permit termination of a lease upon destruction of Premises, and any other present or future statute that may so permit, are hereby waived by Tenant.

18. CONDEMNDATION

If all or substantially all of the Building or of the Premises or of the parking areas in the Common Areas is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease will terminate on the earlier of the date title thereto passes to the condemning authority or when physical possession is taken by the condemning authority. If a lesser but material portion of the Building or Common Areas is thus taken or sole (whether or not the premises are affected thereby), then either Tenant (if the taking renders the Building and the Premises unsuitable for Tenant’s continued use of the Premises) or Landlord may terminate this Lease by notice to the other within sixty (60) days after the taking or sale, in which event this Lease will terminate on the earlier of the date title thereto passes to the condemning authority or when physical possession of the applicable portion of the Building, the Common Areas or the Premises is taken by the condemning authority. If this Lease is not terminated pursuant to the foregoing and a portion of the Premises has been taken or sold, the Base Rent and Tenant’s Share shall be adjusted according to the Rentable Area of the Premises remaining after such taking or sale, and Landlord, at its sole expense, will restore the affected portion of the Building to substantially its former condition as far as feasible, but not beyond the work done by Landlord in originally constructing the affected portion of the Building and installing tenant improvements in the Premises. However, Landlord shall not be required to expend more for any restoration of the Premises than the Premises’ allocable share of the net compensation or damages received by Landlord for the part of the Building taken and which compensation or damages have been or will be released to Landlord by Mortgagee. Landlord will be entitled to receive all of the compensation awarded upon a taking of any part or all of the Development, including, without limitation, any aware for any unexpired term of this Lease and Tenant hereby assigns such compensation so awarded to Landlord. Notwithstanding the foregoing, Tenant may seek an award in separate proceedings for its personal property, trade fixtures, moving expenses and good will.

In the event of a taking or sale of the Premises or any part thereof for temporary use, this Lease shall remain unaffected and Rent shall not abate, and Tenant shall be entitled to such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that, if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations with respect to surrender of the Premises.

To the extent that it is inconsistent with the provisions of this Section 18, each party hereto hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition to court to terminate this Lease in the event of a partial taking of the Premises.

19. DEFAULTS AND REMEDIES

19.1 Events of Default

The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a) Tenant fails to make a payment within five (5) days after written notice that such payment is due hereunder; provided, however, that Landlord shall not be required to provide such notice more than twice during the Term with respect to Base Rent or Additional Rent, the third such non-payment constituting default without requirement of notice; or

(b) Tenant attempts any Assignment (as defined in Section 20) except as expressly permitted pursuant to Section 20; or

(c) Tenant fails to comply with any other obligation under this Lease and does not cure such failure as soon as reasonably practicable and in any event within twenty (20) days after written notice; provided, however, if such failure cannot be cured during such twenty (20) day period, Tenant shall not be is default hereunder so long as Tenant commences to cure such failure within that twenty (20) day period and thereafter diligently completes such cure; or

(d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or files a petition under any Section or Chapter of the United States Bankruptcy Code or any similar law or statute; or an order for relief is entered with respect to Tenant or any Guarantor in any bankruptcy, reorganization or insolvency proceeding; or a pleading seeking such an order is not discharged or denied within sixty (60) days after Its filing; or any action is taken at the corporate, partnership or company level by Tenant or any Guarantor to authorize any of the foregoing actions on behalf of Tenant or any Guarantor, or a receiver or trustee is appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or any of Tenant’s property located thereon in any proceedings brought by Tenant or any Guarantor, or any receiver or trustee is appointed in any proceeding brought against Tenant or any Guarantor and not discharged within sixty (60) days after appointment or Tenant or any Guarantor does not contest such appointment; or any part of Tenant’s estate under this Lease is taken by process of law in any action against Tenant; or

(e) Tenant abandons the Premises; or

(f) Three (3) times within a year, Tenant fails to fulfill a monetary obligation or a material nonmonetary obligation under this Lease but thereafter cures such failure within the time provided.

Any notice specified above shall serve as, and not be in addition to, any notice required under California Code of Civil Procedure Section 1161 or otherwise regarding unlawful detainer actions.

19.2 Remedies

(a) Upon an event of default, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice- to Tenant of such termination. If and when this lease is so terminated, all rights of Tenant and those claiming under it will terminate and Landlord may Immediately recover from Tenant:

(i) The worth at the time of award of any unpaid Rent which had been earned at the tune of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Subsections (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law. As used in Subsection (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Pursuant to California Civil Code Section 1951.4, Landlord shall have the right to continue this Lease in full force and effect and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s rights to possession of the Premises and Landlord shall have the right to collect Rent when due. Until this Lease is so terminated, Landlord may, on Tenant’s behalf, at Tenant’s sole cost and expense and in Landlord’s sole discretion, sublet any of the Premises (and, on expiration or earlier termination of the sublease, may re-sublet) for all or part of the remainder of the Term, on whatever terms and conditions Landlord in its sole and absolute discretion deems advisable. Against the Rent and sums due from Tenant to Landlord during the remainder of the Term, credit will be given Tenant in the net amount of Rent received from the new tenant but only after deduction by Landlord for (a) the costs incurred by Landlord in reletting the Premises (including, without limitation, repair and remodeling costs, brokerage fees, legal fees and the like), and (b) all accrued sums, plus interest and late charges, under the terms of this Lease.

(c) Upon an event of default or when Tenant is no longer entitled to possession, Landlord may enter the Premises and dispose of Tenant’s property in accordance with law, and may perform Tenant’s obligations hereunder on Tenant’s behalf. Tenant will reimburse Landlord immediately on demand for Landlord’s attorneys’ fees and other expenses in doing so. This Section 19.2(c) shall survive expiration or earlier termination of this Lease.

19.3 Continuing Liability

No repossession, re-entering or re-letting of the Premises or any part thereof by Landlord shall relieve Tenant or any Guarantor of its liabilities and obligations under this Lease.

19.4 Remedies Cumulative

All rights and remedies of Landlord under this Lease will be nonexclusive of and in addition to any other remedies available to Landlord at law or in equity.

19.5 No Waiver

Either party’s failure to insist on strict compliance with any terms hereof or to exercise any right or remedy, does not waive the same. Waiver of any agreement regarding any breach does not affect any subsequent or other breach, unless so stated. A receipt by Landlord of any Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be a waiver of the breach, and no waiver by either party of any violation or provision of this Lease shall be effective hapless expressed in writing and signed by such party. Payment by Tenant or receipt by Landlord of a lesser amount than due under this Lease may be applied to such of Tenant’s obligations as Landlord elects. No endorsement or statement on any check, and no accompanying letter, shall make the same an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided in this Lease.

20. ASSIGNMENT OR SUBLEASE

20.1 Notification

If Tenant intends to assign, transfer, or encumber this Lease or any estate or interest herein, or permit the same to occur, or sublet or grant any right of occupancy for any part of the Premises or permit such occupancy by any other parties other than Tenant and any Tenant Parties, or modify or terminate any agreement for any of the foregoing (the foregoing collectively referred to as an “Assignment,” and the other party thereto the “Assignee”), Tenant shall give Landlord written notice of such intent. Tenant’s notice shall be accompanied by an exact copy of the proposed agreement between Tenant and the proposed Assignee. Tenant shall provide Landlord with (a) any additional information or documents reasonably requested by Landlord within ten (10) days after receiving Tenant’s notice, and (b) an opportunity to meet and interview the proposed Assignee, if requested.

20.2 Landlord Approval

Landlord shall then have a period of twenty (20) days following such interview and receipt of such additional information (or thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects, in its sole and absolute discretion, either (a) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space arising from and after such termination except for those obligations which by their terms survive termination or earlier expiration of this Lease, or (b) to permit the Assignment, subject, however, to prior written approval of the proposed Assignee by Landlord, such consent not to be unreasonably withheld so long as (i) the use of the Premises by such Assignee would be in accordance with Section 7.1 hereof, (ii) the proposed Assignee is of sound financial condition as determined by Landlord in its good faith discretion, (iii) the Assignee would not cause the violation of any covenant or agreement of Landlord to any third party or would permit any outer tenant to terminate its lease, and (iv) the Assignee does not then lease or occupy any other space In the Development. If Landlord fails to notify Tenant in writing of its election within said period, Landlord shall be deemed to have waived option (a) above, but written approval by Landlord of the proposed Assignee shall nonetheless be required in accordance with (b) above. Failure by Landlord to approve a proposed Assignee shall not cause a termination of this Lease. If Tenant’s obligations under this Lease have been guaranteed by one or more Guarantors, then an Assignment, and Landlord’s consent thereto, shall not be effective unless the Guarantors give their written consent to such Assignment and the terms thereof and explicitly agree in writing that the Guaranty shall remain in full force and effect notwithstanding such Assignment.

20.3 Allocation of Excess Rent

Any rent or other consideration realized by Tenant under any Assignment in excess of the Rent payable hereunder, after amortization of the reasonable cost of the tenant improvements for which Tenant has paid and agar amortization of the reasonable Assignment costs, shall be divided and paid as follows: (a) so long as after such Assignment, the original Tenant named herein shall occupy not less than seventy-five percent (75%) of the Rentable Area of the Premises, twenty-five percent 2%) to Tenant and seventy-five percent (75%) to Landlord; and (b) in all other cases, ten percent (10%) to Tenant and ninety percent (90%) to Landlord.

20.4 Fair Market Rent

In any subletting undertaken by Tenant, Tenant shall diligently seek to obtain not less than Fair Market Rent for the space so sublet. In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than Fair Market Raft for the space subjected to such assignment. Tenant shall provide Landlord, upon Landlord’s demand, true and correct executed copies of the documents constituting such Assignment and any amendments thereof during the Term.

20.5 No Release from Liability

No Assignment by Tenant shall relieve Tenant or any Guarantor of any obligation under this Lease or any Guaranty. Any Assignment that conflicts with the provisions hereof shall be void. No consent by Landlord to any Assignment shall constitute a consent to any other Assignment nor shall it constitute a waiver of any of the provisions of this Section 20 as they apply to any such future sublettings or assignments.

20.6 Compliance with Laws

Any improvements, additions, or alterations to the Development that are required by any law, ordinance, rule or regulation, or art deemed necessary or appropriate by Landlord as a result of any Assignment hereunder, shall be installed and provided by Tenant or the Assignee without cost or expense to Landlord.

20.7 Reimbursement of Costs

Landlord may time outside consultants to review all Assignment documents and information. Tenant shall reimburse Landlord for the reasonable cost thereof, including reasonable attorneys’ foes, immediately on demand, but in no event shall Tenant be obligated to pay to Landlord more than One Thousand Five Hundred Dollars ($1,500.00).

20.8 Negotiation with Assignee

Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Development, or in any other property, to any party, including, without limitation, parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Premises, or any portion thereof.

20.9 Change Of Control; Affiliates

“Assignment” within the meaning of this Section 20 includes any change in control of Tenant or any Guarantor, or any sale of more than half the assets of Tenant or any Guarantor outside the ordinary course of business. Tenant shall notify Landlord of any such change in control or sale prior to its consummation, and concurrently shall submit current financial statements applicable thereto, all subject to Landlord’s reasonable consent and Landlord’s other rights under this Section 20, as in the case of any other Assignment.

Notwithstanding the foregoing, Landlord agrees that Tenant may enter into an Assignment, without Landlord’s consent, with any entity which controls, is controlled by or is under common control with Tenant, or with any entity resulting from a merger or consolidation with Tenant, or with any person or entity which acquires all the assets of Tenant as a going concern in the business that is being conducted on the promises, provided that, before such Assignment shall be effective, (a) the Assignee shall assume in writing, in full, the Obligations of Tenant under this Lease, (b) any Guarantor shall explicitly agree in writing that any Guaranty shall remain in full force and effect notwithstanding such Assignment and (c) Landlord shall be given written notice of such assignment and assumption. Any such Assignment shall not, in any way, affect or limit the liability of Tenant or any Guarantor under the terms of this Lease or any Guaranty, even if after such Assignment the term of this Lease is materially changed or altered without the consent of Tenant, the consent of whom shall not be necessary. As used in this Section 20.9, control (including, with correlative meanings, the tams “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or by contract or otherwise.

20.10 Conveyance by Landlord

Landlord may transfer, assign and convey all or any part of or interest in the Development or any of its rights under this Lease. If Landlord transfers, assigns or conveys its rights under this Lease, it shall thereby be released from any further obligations under this Lease, Landlord’s successors-in-interest shall be deemed to have assumed those obligations, and Tenant will attorn and look solely to Landlord’s successor-interest for performance of those obligations.

21. SUBORDINATION

This Lease and all rights of Tenant under this Lease are subject and subordinate to any of the following, and any modifications thereof; which may now or hereafter affect any portion of the Development (a) any Mortgage, or any ground or underlying lease covering any part of the Development, provided that the Mortgage holder or ground lessor shall agree that Tenant’s peaceable possession of the Premises will not be disturbed on account of such subordination so long as Tenant is not in default under this Lease and attorns to such Mortgage holder or ground lessor, (b) any applicable laws, rules, statutes and ordinances of any governmental authority having jurisdiction, and (c) all utility easements and agreements. On sale by foreclosure of a Mortgage or sale in lieu of foreclosure, Tenant will attorn to the purchaser if requested by such purchaser, and recognize the purchaser as the Landlord under this Lease. These provisions are self-operative and no further instrument is required to effect them; however, upon demand from time to time, Tenant shall execute, acknowledge and deliver to Landlord any commercially reasonable instruments and certificates necessary or proper to evidence such subordination and/or attornment or, if Landlord so elects, to render any of the foregoing subordinate to this Lease or to any or all rights of Tenant hereunder. Tenant further waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale, and agrees that this Lease shall not be affected in anyway whatsoever by any such proceeding or sale unless the Mortgagee, or the purchaser, shall declare otherwise.

22. ESTOPPEL CERTIFICATE

Promptly upon no less than ten (10) days after Landlord’s prior written request, Tenant will from time to time execute and deliver to Landlord a certificate, substantially in the form attached hereto as Exhibit D, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified (except as the certificate specifics) and in full force and effect; (iii) the date to which the sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified, and (v) such other matters as Landlord requests. This certification may be relied upon by any actual or prospective Mortgagee or purchaser of all or part of the Development or any interest therein or in Landlord. Failure to so execute and deliver said certificate will be conclusive upon Tenant (i) that this Lease is in full force and effect without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that no more than one (1) month’s rental bas been paid in advance; and Tenant irrevocably authorizes Landlord, as Tenant’s attorney-in-fact and in Tenant’s name, to so execute and deliver said certificate, Landlord shall deliver to Tenant, from time to time upon no less than ten (10) days after Tenant’s prior written request, a certificate in a form similar to that described herein and reasonably acceptable to Landlord.

23. INTENTIONALLY DELETED

24. SURRENDER OF PREMISES

Upon expiration or earlier termination of this Lease, Tenant will surrender the Premises to Landlord in as good repair and condition as when Tenant first occupied, except for reasonable wear and tear, and for damage or destruction by fire or other casualty or any condemnation for which Tenant is not responsible or liable under this Lease. Tenant will concurrently deliver to Landlord all keys to the Premises, and restore any locks which it has charged to the system which existed at the commencement of the Term. If possession is not immediately surrendered, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof. Tenant acknowledges that Landlord will be attempting to lease the Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof.

24.1 Leasehold Improvements and Fixtures

At the expiration or earlier termination of this Lease, Landlord may require the removal of any or all Alterations, above-Standard Tenant Improvements, personal property and equipment from the Premises, and the restoration of the Premises to its condition prior to installation of such items, except for reasonable wear and tear, and for damage or destruction by fire or other casualty or any condemnation for which Tenant is not responsible or liable under this Lease, at Tenant’s sole cost and expense; provided that. Landlord so notified Tenant in accordance with Section 10.2 of this Lease. Unless Landlord requires their removal pursuant to this Lease, all Alterations and above-Standard Tenant Improvements made to the Premises shall remain upon and be surrendered with the Premises at the expiration or earlier termination of this Lease. All personal property and equipment on or about the Premises, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Building, shall be removed from the Premises by Tenant at the expiration or earlier termination of this Leases All removals by Tenant will be accomplished in a good and workmanlike manner so as not to damage any portion of the Building, and Tenant will promptly repair and restore all damage done. If Tenant does not so remove any property which it has the right or duty to remove, Landlord may immediately either claim it as abandoned property, or remove, store and dispose of it in any manner Landlord may choose, at Tenant’s cost and without liability to Tenant or any other party. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

24.2 Holding Over

If Tenant does not surrender the Premises as required and holds over after its right to possession ends, Tenant shall become a tenant at sufferance only, at a monthly rental rate equal to one hundred fifty percent (150%) of the total Rent payable in the last prior full mouth, without renewal, extension or expansion rights, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Nothing other than a fully executed written agreement of the parties creates any other relationship. Tenant is liable for Landlord’s loss, costs and damage from such holding over, including, without limitation, those from Landlord’s delay in delivering possession to other parties. These provisions are in addition to other rights of Landlord hereunder and as provided by law. The provisions of this Section shall survive the expiration or earlier rumination of this Lease.

25. PROFESSIONAL FEES

Each party shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default In any dispute between the parties (whether or not litigated) arising hereunder or out of Tenant’s use or occupancy of the Premises, the prevailing party’s reasonable costs and expenses (including fees of attorneys and expenses) will be paid or reimbursed by the unsuccessful party. As used herein, “prevailing party” shall meats the party who substantially prevails in the matter at issue, including without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26. GENERAL PROVISIONS

26.1 Mortgage Protection

Tenant shall not sue Landlord for damages or exercise any right to terminate until (a) it gives written notice to any Mortgagee whose name and address have been furnished to Tenant, and (b) a reasonable time (but in no event more than thirty (30) days following receipt of such notice or such additional time as is reasonably required) for such Mortgagee, at its option, to remedy the act or omission giving rise to such suit has elapsed following the giving of the notice, without the same being remedied. During that time, Landlord shall not be considered in default, and Landlord and/or any Mortgagee and/or their employees may enter the promises in accordance with Section 12 and do therein whatever may be necessary to remedy the act or omission, it being agreed that no Mortgagee shall have any obligation to Tenant to cure or remedy any act or omission of Landlord.

26.2 Successors and Assigns

Subject to Section 20 hereof, this Lease shall inure to the benefit of and bind all parties hereto and their respective successors and assigns.

26.3 Waiver

Tenant waives any right it may now or hereafter have (a) to redeem the Premises or to have a continuance of this Lease after expiration or earlier termination of this Lease, (b) for exemption of property from liability for debt or for distress for rent, or (c) relating to notice or delay in levy of execution in case of eviction for nonpayment of rent.

26.4 Identification of Tenant

If there is more than one party constituting Tenant or any Guarantor, their obligations are joint and several, and Landlord need not first proceed against any of them before proceeding against the others, nor shall any Guarantor be released for any reason whatsoever, including, without limitation, any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give any party constituting Tenant or any Guarantor any notices, or the release of any party liable for the payment of Tenant’s obligations. If there is more than one party constituting Tenant, any of them acts for all others in every regard with respect to this Lease (including, but not limited to, any renewal, extension, expiration, termination or modification).

26.5 Parking

Tenant shall be entitled to nonpreferential and nonexclusive use of the number of parking spaces in the Common Areas specified in the Lease Summary, for which right Tenant will pay the monthly fee per space that Landlord sets from time to time for each type of space, plus any tax or assessment imposed by any governmental authority in connection with the parking privileges provided to Tenant pursuant to this Lease. Said monthly fees shall be paid whether or not Tenant uses said spaces; provided, however, that Landlord hereby waives its right to collect such parking fees from Tenant for the spaces during the initial term of this Lease, except to the extent that Landlord is required to impose a parking fee by any governmental regulation now or hereafter applicable to any part or all of the Development, or to Landlord or Tenant Landlord may assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved, if it determines in its sole discretion that it is necessary for orderly and efficient parking. Landlord at any time may substitute an equivalent number of parking spaces in a parting structure or subterranean parking facility or in a surface parking area within a reasonable distance of the Premises.

26.6 Interpretation of Lease

Tenant acquires no rights by implication from this Lease, and is not a beneficiary of any past, current or future agreements between Landlord and third parties. Surrender or cancellation of this Lease shall not work a merger, and shall, at Landlord’s sole option, either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies. The delivery of keys to Landlord or any Landlord Party is not a termination of this Lease or a surrender of the Premises.

Headings in this Lease are for convenience only, and do not affect the meaning of the text. Unless the context indicates otherwise, words of any gender or grammatical number include all genders and numbers. Where the context conflicts with the definition of any term, the context will control, but only for that purpose and related purposes. If any provision of this Lease or any application thereof is invalid, void or illegal, no other provision or application shall be affected.

California law governs this Lease. Neither party may record this Lease or a copy or memorandum thereof. Submission of this Lease to Tenant is not an offer, and Tenant will have no rights hereunder until each party executes a counterpart and delivers it to the other party. As used herein, the word “including” shall be construed to mean “including, without limitation.”

26.7 Limitation on Liability

Landlord’s rights hereunder are solely for Landlord’s benefit, and Landlord has no duty to exercise them for the benefit of Tenant or others. Any liability of Landlord and the Landlord Parties to Tenant and the Tenant Parties under this Lease, or arising from the relationship under it, is limited to the interest of Landlord in the building, and no personal liability shall at any time be asserted or enforceable against Landlord or Landlord Parties on account of Landlord’s or Landlord Parties’ obligations or actions under this Lease. If Tenant proposes any action which requires Landlord’s consent and such consent is impermissibly withheld, denied or delayed, Tenant may only seek an injunction or specific performance but shall not be entitled to damages therefor, including, without limitation, consequential or incidental damages or lost profits.

26.8 Traffic Impact

Traffic control and flow is a major concern of local government, of Landlord and of each tenant in the Building and surrounding buildings. Tenant will cooperate with Landlord in reasonable efforts to alleviate the traffic impact of the Development on the local area streets and highways.

26.9 Financial Statements

Tenant represents, warrants and covenants that financial statements heretofore or hereafter furnished to Landlord, in connection with this Lease, are accurate and are not materially misleading. At anytime during the Term, Tenant shall, upon ten (10) days prior written notice, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, and prepared in accordance with generally accepted accounting principles and, if such is Tenant’s normal practice, audited by an independent certified public accountant.

26.10 Quiet Enjoyment

If Tenant pays all sums and performs all its other obligations under this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises against all persons claiming any rights or interest in or to the Premises by or through Landlord, subject to this Lease and to rights to which this Lease is subordinate. Tenant acknowledges that the Building and the general area in which the building is located is subject to sight, sound and overflight by general aviation aircraft.

26.11 Payments and Notice

Any notice or document shall be considered delivered whether actually received or not, on the third day after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parries hereto at the respective addresses set forth on the

Lease Summary or at such other address as the party to be notified may from time to time designate by at least fifteen (15) days’ prior written notice delivered in accordance with this Section 26.11 to the notifying parties, or when personally delivered to that address; except that if such day is not a business day, the notice or document will be considered delivered on the neat business day. All payments required to be made by Tenant to Landlord are to be paid, without prior demand except as may be expressly specified herein and without any setoff, deduction or counterclaim whatsoever, except as may be expressly specified herein, in legal tender of the United States of America at the address set forth on the invoice or, if no invoice is submitted or no address is set forth at the address for the landlord set forth on this Lease or at any other address as Landlord may specify from time to time by written notice is accordance with this Section 26.11. Any amounts overdue from Landlord or Tenant hereunder shall accrue interest from the date due at the Prime Rate plus four percent (4%) per annum, but in no event more than the legally permissible rate. If Tenant is late in the payment of Base Rent and/or Additional Rent for two (2) consecutive months, Landlord may require Tenant to pay Base Rent and/or Additional Rent in advance on a quarterly basis. If any check or other payment device is returned due to insufficient funds or any other reason, Landlord may require all future payments to be made by money order or cashier’s check.

26.12 Late Charge

If any amounts due hereunder from Tenant are not received by Landlord within five (5) days after said amounts are due, Tenant shall also pay to Landlord a late charge of five percent (5%) of all such past due amounts, for which the parties agree is a fair and reasonable estimate of the extra costs (including, without limitation, processing and accounting charges) Landlord will incur by reason of the late payment. Acceptance of any Tare charge shall not constitute a waiver of Tenant’s default with respect to such overdue, amount, or prevent Landlord from exercising any of its other rights and remedies.

26.13 Rules and Regulations

Tenant and the Tenant Patties shall comply with the Rules and Regulations.

26.14 Rights Reserved by Landlord

In addition to other rights retained or reserved, Landlord reserves the following rights, exercisable without notice and without liability to Tenant and without effecting an eviction, constructive or actual, or in any way diminishing Tenant’s obligations: (a) to change the name or street address of the Development or any part thereof (b) to install, affix and maintain, modify or remove any and all signs on the exterior and interior of the Building or any other part of the Development; (c) to designate and approve, prior to installation, all types of interior and exterior window treatments and to control all internal lighting that may be visible from the exterior of the Building; (d) the exclusive right to designate, limit, restrict and control any business and any service in or to the Building or its tenants or to any other part of the Development; (e) to keep, and to use in appropriate instances, keys to all doors within and into the Premises (no locks shall be changed or added without the prior written consent of Landlord); (f) to decorate and make repairs, alterations, additions, changes or improvements whether structural or otherwise (specifically including, without limitation, those in conjunction with Landlord’s construction of additional buildings) in and about any pad of the Development and to enter the Premises t accordance with Section 12 of this Lease for these purposes and, during such work to temporarily close doors, entryways. public space and corridors in the Development to interrupt or temporarily suspend Building services and facilities and to change the arrangement and location of entrances or passageways, windows, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Development; (g) to approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and-the Building, and to require all such items and furniture to be moved into and out of the Building and Premises only at times and in such manner as Landlord directs (movement of Tenant’s property is entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing airy property to be moved into or out of the Building); (h) to have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service; and (t) to take all reasonable measures Landlord considers advisable for the security of the Development and its occupants.

26.15 Related Parties

Where either party agrees not to do a particular thing, it also agrees not to permit its Related Parties to do so. Where either party waives rights against the other party, it also waives the same rights against the other party’s Related Parties. That waiver shall be considered a waiver on behalf of the party making it, of all that party’s Related Parties, and of anyone claiming under any of them, including insurers and creditors.

26.16 Landlord’s Costs

Where Tenant is required to pay or reimburse Landlord for the costs of any item, the cost shall be the reasonable and customary charge established by Landlord from time to time, including a reasonable allocation of Landlord’s overhead, administrative and related costs associated with the ownership and operation of the Development Failure to pay any reimbursable cost shall be treated as a failure to pay Rent. In connection with any request by Tenant for the consent of Landlord to an Alteration, Assignment or other act proposed by Tenant under this Lease, Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, without limitation, attorneys’, architects’, engineers’ and other consultants’ fees.

26.17 Invoices

The parties hereto agree that each party will promptly notify the other party of any dispute such party may have regarding any Invoice from the other party. If either party does not so notify the other party within thirty (30) days after receiving any such invoice, such party shall be conclusively deemed to have agreed to such invoice and all underlying facts.

26.18 Force Majeure; Time of Essence

When a period of time is herein prescribed for action to be taken by either party (excluding the payment of money by Tenant under this Lease), such party shall not be liable or responsible for, and there is excluded from the computation for any such period of time; any delays due to strikes„ riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other cause of any kind whatsoever which is beyond the control of such party. Subject to the preceding sentence, time is of the essence of every part of this Lease.

26.19 Negotiated Transaction

The parties mutually acknowledge that this Lease has been negotiated at arm’s length. The provisions of this Lease shall be deemed to have been drafted by all of the parties and this Lease shall not be interpreted or construed against any party solely by virtue of the fact that such party or its counsel was responsible for its preparation.

26.20 Nondisturbance, Attornment and Subordination Agreement

Upon Landlord’s request, Landlord, Tenant and Landlord’s Mortgagee shall execute, acknowledge (notarize) and deliver a Non-Disturbance, Attornment and Subordination Agreement (the Non-Disturbance Agreement”) substantially in the form attached to this Lease as Exhibit F. Tenant shall not record the Non-Disturbance Agreement or a copy or memorandum thereof.

26.21 Nondiscrimination

Tenant herein covenants by and for himself or herself, his or her heirs, executors, administrators and assigns, and all persons claiming under or through him or her, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against; of segregation of, any person or group of persons on account of race, color creed, religion, sex, marital status, national origin or ancestry in the leasing, subleasing, transferring, use’ occupancy, tenure or enjoyment of the Premises herein leased, nor shall Tenant, or any person claiming under or through him or her, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Premises herein leased.

26.22 Corporate Authority

If either party signs as a corporation, limited liability company, or partnership, each of the persons executing this Lease on behalf of such party does hereby covenant and warrant that such party is a duly authorized and existing entity, that such party has and is qualified to do business in the State of California, that the entity has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the entity are authorized to do so.

26.23 Notice Pursuant to California Health do Safety Code Section 25359.7

In 1981-82, the Development was the subject of a state-supervised cleanup of hazardous waste disposed of on the site by prior occupants. As part of the cleanup approved by the applicable agencies, some soils containing heavy metals were left in place, covered by clean fill. These soils are managed in accordance with the requirements of the applicable agencies and a Declaration of Covenants, Conditions and Restrictions imposed by Homart Development Co.

26.24 Entire Agreements; Amendments

THIS LEASE CONTAINS ALL AGREEMENTS OF THE PARTIES CONCERNING THIS SUBJECT MATTER, SUPERSEDING ANY SUCH PRIOR AGREEMENTS, REPRESENTATIONS OR WARRANTIES, AND MAY BE AMENDED OR MODIFIED ONLY BY A WRITTEN AGREEMENT SIGNED BY BOTH PARTIES.

[The balance of this page is intentionally left blank]

THIS LEASE SHALL NOT BE BINDING UPON OR ENFORCEABLE BY EITHER PARTY UNTIL FULLY EXECUTED BY BOTH LANDLORD AND TENANT.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date fast above written.

Landlord	HMS OFFICE, L.P., a Delaware limited partnership

	By:	Himes Office Company, L.L.C.

	Its:	General Partner

	By:	/s/ TOM OWENS

	Name:	Tom Owens

	Title:	Manager

Tenant	ELAN PHARMACEUTICALS, INC. a Delaware corporation

	By:	/s/ JOHN VARIAN

	Name:	John Varian

	Title:	Sr. Vice President, Finance & Administration

	By:	/s/ DONALD JOSEPH

	Name:	Donald R. Joseph

	Title:	Vice President, Commercial & Legal Affairs

EXHIBIT A

THE GATEWAY

FLOOR PLAN

A-1

EXHIBIT A-1

THE GATEWAY

LEGAL DESCRIPTION

Beginning At A Point On Gateway Boulevard Common To Lots 1 And 4 As Said Boulevard And Lots Are Shown On Said Map; Thence Along The Line Common To Said Lots The Following Courses And Distances: N 51 17’ 19”, W 50.00 Feet; Thence On A Curve To The Right Having A Radius Of 200.00 Feet Through A Central Angle Of 53 02’26” An Arc Distance Of 185.15 Feet; Thence On A Curve To The Left Having A Radius Of 200.00 Feet Through A Central Angle Of 53 02’26” An Arc Distance Of 185.15 Feet; Thence N 51 17119” W 227.38 Feet To The Southeasterly Line Of Industrial Way As Shown On Said Map; Thence Along Said Southeasterly Line N 38 42’41” E 1208.04 Feet; Thence Continuing Along Said Southeasterly Line N 38 42’27” E 6550 Feet To The Western Corner Of Lot 9 As Shown On Said Map; Thence Along The Line Common To Said Lots 1 And 9 S 51 17’19” E 930.00 Feet To The Northwesterly Line Of Said Gateway Boulevard; Thence Along Said Line Of Gateway Boulevard The Following Courses And. Distances;

S 38 42’41” W 79.14 Feet;

Thence S 63 42’41” W 5.92 Feet;

Thence S 38 42’41” W 100.00 Feet;

Thence S 13 42’41” W 5.92 Feet;

Thence S 38 42’41” W 148.64 Feet;

Thence Along A Curve To The Right Having A Radius Of 703.00 Feet through A Central Angle Of 27 22’20” An Arc Distance 335.85 Feet;

Thence S 66 05’01” W 359.00 Feet;

Thence Along A Curve To The Left Having A Radius Of 797.00 Feet Through A Central Angle Of 27 22’20” An Arc Distance Of 380.76 Feet;

Thence S 38 42’41” W 55.00 Feet To The Point Of Beginning Of This Description.

Containing A 24.160 Acres, More Or Less.

A-1-1

EXHIBIT B

SAMPLE FORM OF

LEASE COMMENCEMENT CERTIFICATE

OFFICE BUILDING

Re: The Gateway

651 Gateway Boulevard, Suite 950 and Suite 980

So. San Francisco, CA 94080

This is to certify that Elan Pharmaceuticals, Inc, a Delaware corporation, Suite 950 and Suite 980, has opened/closed on             [Date]            .

BILLING ADDRESS	Rentable Area
Lease Commencement
NAME	Date
ADDRESS	Lease Expiration Date
CITY, STATE, ZIP	Rental Payment Commencement Date
ATTN:	Final Taunt Construction
ATTN:	Overage

Payment due from Tenant
Insurance Certificate
submitted (YIN)
Security Deposit received
By:	By:
Agent for Elan Pharmaceuticals, Inc.	Agent For HMS OFFICE, L.P.

B-1

EXHIBIT C

THE GATEWAY

STANDARDS FOR UTILITIES AND SERVICES

1. Elevators. Provide nonattended passenger elevators to and from the floor(s) on which the Premises are located, Landlord may Limit the number of elevators operating outside normal business hours.

2. HVAC. On Monday through Friday, except holidays, from 7:00 am. to 6:00 p.m., ventilate the Premises and furnish air conditioning or heating on such days and hours, in temperatures and amounts which in Landlord’s good faith judgment are reasonably required for comfortable occupancy of the Premises under normal business operations. If Tenant requires air conditioning during other hours, Landlord will furnish same through an access system provided to Tenant at the Premises, if available, or otherwise as specified in a written request of Tenant delivered to the Building management office before coon on the preceding business day. For this service Tenant will pay Landlord, upon receipt of Landlord’s statement, the charge at an hourly rate determined by Landlord from time to time, which is currently $30.00 per hour. Tenant agrees that neither Tenant nor any Tenant Party shall at any time enter mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply, with Landlord’s rules governing the temperature within the Premises.

3. Lighting. Furnish electric lighting for all public areas and special service areas of the Building as Landlord determines in good faith to be reasonable and standard, including replacement of Building standard lights, bulbs and tubes.

4. Electrical Service. Subject to the limitation of this Paragraph 4, furnish electrical service to the Premises, including providing and installing all Building standard replacement lighting tubes. If Tenant uses more electrical power than Landlord in good faith considers reasonable or normal for office use, Tenant will pay Landlord on a monthly basis the cost of such excess power consumed by Tenant. Consumption will be determined, at Landlord’s election, either (a) by a survey perforated by a reputable consultant selected by Landlord, or (b) through separate meters or submeters installed, maintained and read by Landlord at Tenant’s cost. For purposes of this Paragraph 4 only, “month” and “monthly” shall mean any billing period used by the utility or other power provide supplying electricity. All installations of electrical fixtures, appliances and equipment within the Premises shall be subject to Landlord’s prior approval, and if they affect the temperature or humidity otherwise maintained, Landlord may, at Tenant’s sole cost and expense (to be paid within (30) days after delivery of written demand supported by invoices or other reasonably satisfactory evidence), install supplemental air conditioning units. Tenant’s use of electricity shall never exceed Tenant’s share of the capacity of existing feeders to the Building or of the risers, wiring installations and transformers serving the flows) containing the Premises. Landlord shall

C-1

provide up to 3.5 watts per usable square foot (demand) of riser and floor panel electrical capacity averaged over the floor being serviced. Tenant shall be allocated an approximate 2.0 watts per usable square foot for power and 1.5 watts per usable square foot for lighting. Any risers or wiring necessary to meet Tenant’s excess electrical requirements will be installed by Landlord on Tenant’s request, at Tenant’s sole cost and expense (to be paid in advance), but only if in Landlord’s good faith belief they are necessary and will not cause damage to the Building or a dangerous condition, entail excessive or unreasonable alterations, repairs or expense, or disturb other occupants.

5. Water. Provide toilet facilities, water for lavatory and toilet purposes, cold water for drinking and tepid water for lavatory purposes, all at points of supply provided for general use of tenants in the Building through fixtures installed by Landlord or by Tenant with Landlord’s consent.

6. Janitorial. Provide janitorial service to the Premises on business days and other cleaning services as Landlord determines to be reasonably required. Tenant will pay Landlord the full cost attributable to any extraordinary janitorial or cleaning services which the Premises may require.

7. Maintenance of Non-Building Standard Items. Maintenance and service costs necessary for non-building standard items in the- Premises shall be the responsibility of Tenant: As used in this paragraph, non-building standard items shall include, without limitation, heat pumps, condenser pumps, sinks and associated drain pipes, faucets, hot water heaters, garbage disposals, dishwashers, refrigerators, ice makers, air conditioning units, projection screens and associated wiring and switching, incandescent downlight or wallwash fixtures and lamps, floor electrical outlets and power poles.

8. Security Services. Provide Building security personnel twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year and a card access system which allows access to individual office floors twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, all of which shall be provided by Landlord in its sole and absolute discretion. Notwithstanding Landlord’s providing security, Tenant waives any claim against Landlord with respect to any loss by theft or any other damage suffered or incurred by Tenant in connection with any entry into the Premises or any other breach of security with respect to the Premises or the Building except due to the gross negligence or willful misconduct of Landlord.

Landlord reserves the right to adopt reasonably, nondiscriminatory modifications and additions to these standards, which Landlord shall promptly deliver to Tenant is writing.

C-2

EXHIBIT D

SAMPLE FORM OF

TENANT ESTOPPEL CERTIFICATE

Elan Pharmaceuticals, Inc., a Delaware corporation (“Tenant’) hereby certifies to              as follows:

1. Attached hereto is a true, correct and complete copy of a lease dated,              1999, between Landlord and Tenant (the “Lease”), which demised premises located at 651 Gateway Boulevard, Suite 950 and Suite 980, South San Francisco, California 94080 (“ Property”). The Lease is now in full force and effect and has been amended, modified, supplemented, extended, renewed or assigned by and only by the following described agreements, copies of which are attached hereto (if none, so indicate), all of which (together with the Lease) are hereby ratified:

2. The term of this Lease commenced on             , 1999 and will expire on             , 200    .

3. Tenant has accepted and is now in possession of said premises.

4. Tenant and Landlord acknowledge [that the Lease will be assigned to              and] that no modification, adjustment, revision or cancellation of the Lease or amendments thereto shall be effective unless written consent of              is obtained, and that until further notice, payments under the lease may continue as heretofore.

5. The amount of fixed monthly rent is $             Tenant is paying in full lease rental which has been paid in full as of the data hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

6. The amount of security deposit held by Landlord (if any) is $            . No other security deposits have been made.

7. All work required to be performed by Landlord or Tenant under the Lease has been performed, except for the following (if none, so indicate)             .

8. There are no defaults on the part of the Landlord or Tenant under the Lease, except for the following (if none, so indicate)             .

9. Tenant has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord, except for the following (if none, so indicate)             .

D-1

10. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies except as provided in the Lease, except for the following (if none, so indicate)             .

The foregoing certification is made with the knowledge that              is about to (fund a loan to) (purchase the Property from) Landlord and that said party is relying upon the representations herein made in (finding such loan) (making such purchase).

Dated:             , 19

TENANT: Elan Pharmaceutical, Inc., a Delaware corporation

By:

Name:

Title:

By:

Name:

Title:

D-2

EXHIBIT E

THE GATEWAY

RULES AND REGULATIONS

1. Signs. Except as specifically provided in this Lease to which these rules and regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or on the Common Areas or other areas of the Development without Landlord’s prior written consent. Landlord may remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All signs or lettering on doors and walls must be approved by Landlord, and shall be printed, painted, affixed or inscribed or modified at Tenant’s expense by a person approved by Landlord. Without Landlord’s written consent, Tenant shall not use the name of the Building or the Development in connection with or in promoting or advertising the business of Tenant except as Tenant’s address. Landlord and Tenant acknowledge that the existing signage on the monument located on the Development next to the Building is to be removed and, subject to the provisions of this Lease, Tenant shall have the right to place signage on the monument, at its sole expense, until such time that the monument is removed. Landlord hereby agrees to provide Tenant with the Building’s standard graphics at the entrance to the Premises and in the elevator lobby.

2. Window Treatments. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises. Tenant shall be held responsible for any damage to the glass coating within the Premises. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which are visible from the exterior of the Premises. Tenant shall immediately discontinue such use.

3. Common Areas. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building and the Development shall not be obstructed or used as a waiting or lounging place by Tenant and the Tenant’s Parties. All entrance doors leading from the Premises to the hallways are to be kept closed at all times. The outside areas immediately adjoining the Premises shall be kept clear at all times by Tenant, and Tenant shall not place or permit any obstructions, garbage, refuse, merchandise or displays in such areas. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s Parties. Landlord shall, in all eases, retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety of the Development or any part thereof provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged In illegal or unlawful activities. Neither Tenant nor any Tenant parties shall go upon the roof of the Building.

4. Directory. The directory of the Building will be provided for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall be allocated its pro rata share of lines on the Building directory board in the main lobby.

5. Cleanliness. Tenant shall not Exhibit carelessness or Indifference to the good order and cleanliness of the Premises.

6. Keys. Landlord will furnish Tenant, free of charge, with two keys to each exterior door lock in the Premises. All duplicate keys shall be purchased only from Landlord. Landlord may charge a reasonable fee for any additional keys. Tenant shall not make or have made additional keys, acid Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors and pay Landlord for any lost keys.

7. Security Devices. If Tenant requires telephonic, burglar alarm or similar services, it shall first obtain and comply with Landlord’s instructions for their installation.

8. Freight Elevators. The Building service elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling by Landlord. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant’s initial move-in and subsequent deliveries of bulky items, such as furniture, safes and similar items shall be made after obtaining Landlord’s written consent and shall be made during the hours of 12:00 a.m. to 5:00 am. and 6-00 p.m. to 11:59 p.m., Monday through Friday, or at anytime on Saturday or Sunday, unless otherwise agreed in writing by Landlord. Deliveries during norms] office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

9. Floor Load. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Prior to delivery of any heavy object to the Building, Tenant shall notify Landlord of such object’s specifications and contemplated location in order that Landlord may take action to prevent structural load damage to the Building. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant’s sole cost and expense. Tenant shall be responsible for all structural engineering required to determine structural load. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10. No Waste. Tenant shall not use any method of heating and air conditioning other than that supplied by Landlord. Further, Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

11. Building Identification. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and address of the Building and/or any other part of the Development.

12. Building Access. Landlord reserves the right to exclude from the Building between the hours of 12:00 a.m. to 7:00 a. m. and 6:00 p.m. to 11:59 p m., Monday through Friday, and on Saturday. Sunday and holidays, any person not having a Building issue key and is not identified on the daily access list Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord may prevent Access to the Development or any part thereof in case of invasion, mob, riot, public excitement or other commotion. Landlord may exclude or expel from the Development or any part thereof any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or is in violation of any of the rules and regulations of the Development Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Development or any part thereof of any person.

13. Building Security. Before Tenant and the Tenant Parties leave the Premises each day, Tenant shall (a) close and lock the doors of its Premises, (b) shut off all water faucets and other utilities, (c) draw or lower window coverings, and (d) turn out all lights. Tenant shall be responsible for any damages or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

14. Outside Services. Tenant shall not obtain for use on the Premises, drinking water, food, beverage, towel or other similar services or accept barbering or bootblacking service upon the Premises, except at such hours and under such regulations as may be fixed by Landlord. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent such activities.

15. Lavatories. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose Tenant Parties, shall have caused it.

16. Solicitation. Tenant shall not make any room-to-room solicitation of business from other tenants in the Development or any part thereof.

17. Electronic Devices. Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

18. Trash Disposal. Tenant shall store all its trash and garbage within the Premises or in other facilities provided by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

19. Prohibited Uses. The Premises shall not be used for (a) the keeping of any bicycles, motorcycles or animals of any kind, or (b) lodging, or (c) for manufacturing of any kind; nor shall the Premises be used for any illegal purpose. No cooking or heating of food is permitted on the remises, excepting therefrom microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages. Such cooking and heating devices and their use should be approved by Underwriters Laboratories in accordance with all applicable insurance regulations and federal, state, county and city laws, codes, ordinances, rules and regulations. Tenant shall not install, maintain or operate upon the Premises any vending machines without the written consent of Landlord, which consent shall not be unreasonably withheld.

20. Prohibited Equipment. Tenant shall not use in any space or in the public halls of the Development any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

21. Safety Procedures. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Premises Security. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secure. Landlord shall not in any way be responsible to Tenants or any Tenant Party for any loss of property from the Premises or public areas or for any damage to any property thereon from any cause whatsoever.

23. Building Management. Tenant’s requirements will be amended to only upon appropriate application to the Building management office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

24. Waiver. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

25. Integration. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terns, covenants, agreements and conditions of the Lease.

26. Additional Regulations. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Development of any part thereof and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted and delivered to Tenant in writing.

27. Observance of Rules. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees, licensees and guests.

28. Parking Facilities. The following rules and regulations shall govern use of the parking facilities within the Common Areas appurtenant to the Development (such parking facilities being collectively referred to hereinafter as the “Parking Area”).

28.1 Persons using the Parking Area shall obey all signs and shall park only in areas designated for vehicle parking within painted stall lines. Tenant’s parking spaces shall be used only for parking vehicles no longer than full-sized passenger automobiles. Tenant shall not permit any vehicle that belongs to or is controlled by Tenant, its agents, employees, invitees, licensees and visitor, too be loaded, unloaded or parked in areas other than those designated by Landlord or its parking operator for such activities. No maintenance, washing, waxing or cleaning of vehicles shall be permitted in the Parking Area. Unless otherwise instructed, each person using the Parking Area shall park and lock his or her own vehicle. Neither Landlord not its parking operator shall be liable for damage to any vehicle, injury to any person or loss of any property, all of which risks are assumed by the person using the Parking Area. Parking pursuant to this Lease is intended as a license only, and no bailment is intended or created hereby. Tenant shall abide by those rules promulgated by Landlord which provide for tandem parking. No overnight or extended term storage of any vehicles or other object shall be permitted.

28.2 Persons using the Parking Area shall comply with any parking identification system established by Landlord or its parking operator. Such a system may include the validation of visitor parking„ at the validation rate applicable to visitor parking from time to time as set by Landlord or its parking operator. Parking stickers or other identification devices supplied by Landlord shall remain the property of landlord. Such devices shall not be transferable, and any such device in the possession of an unauthorized holder may be retained by Landlord and declared void. Upon the loss or obliteration of a parking identification device, Tenant shall pay such reasonable replacement charge as may be established by Landlord or its parking operator. Upon the termination of parking privileges, all parking Identification devices supplied by Landlord shall be returned to Landlord. Landlord may refuse the sale of monthly stickers or other parking identification devices to any tenant or person and/or his agents or representatives who willfully refuse to comply with these Rules and Regulations and all unposted city, state or federal ordinances, laws, or agreements. Loss or theft of parking identification devices from automobiles must be reported to the garage manager immediately, and a lost or stolen report must be filed by the customer at that time. Landlord may exclude any car from the parking facilities that does not have an identification device. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by the purchaser must be reported to the parking facility office immediately to avoid confusion.

28.3 The speed limit within all parking areas shall be five (5) miles per hour.

28.4 Landlord reserves the right to modify, redesign or redesignate uses permitted in the Parking Area or any portion thereto to relocate parking spaces from floor to floor, from one portion of the Parking Area to another or to reasonably adjacent offsite locations, and to allocate parking spaces between compact and standard sizes from time to time, as long as the same comply with applicable laws and ordinances. Reserved parking spaces shall be clearly and prominently marked as such by Landlord. But neither Landlord nor its parking operator shall be liable or responsible for the failure of persons to observe such markings or to obey other rules and regulations, agreements, laws or ordinances applicable to the Parking Area. Without limiting the generality of the foregoing, Landlord shall not be obligated to tow any violator’s vehicle, or to declare a default under or terminate the lease of any other tenant of the Building, on account of any such failure. If for any reason Landlord is unable to provide to Tenant all or any portion of its parking spaces or Tenant is unreasonably denied access thereto during the initial term of this Lease or any renewal or extension hereof, such fact shall not be a default by Landlord or permit Tenant to terminate this lease, either in whole or in part, but Tenant’s obligation to pay rental for any parking space which is not provided by Landlord shall be abated for so long as Tenant does not have the use of such parking space, in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure or inability to provide Tenant with such parking space.

Tenant shall be responsible for the compliance with all of the foregoing rules and regulations by Tenant and Tenant Parties. Landlord may refuse to permit any person who violates any such rules and regulations to have access to the Development or any part thereof Landlord reserves the right from time to time to modify the rules and regulations set forth herein, including, without limitation, to adopt and modify such rules and regulations applicable to the Parking Area, as it deems necessary for the proper operation.

EXHIBIT F

NON-DISTURBANCE, ATTORNMENT

AND SUBORDINATION AGREEMENT

This Agreement is made and entered into as of the          day of             , by and among BankBoston, N.A., as Agent for the Lenders (hereinafter called the “Lender”), having a mailing address at 100 Federal Street, Boston, Massachusetts 02106, ELAN PHARMACEUTICALS, INC. a Delaware corporation (hereinafter called the “Tenant”), having a mailing address of 800 Gateway Boulevard, South San Francisco, CA 94080, Attn: General Counsel, and HMS Office, LP, a Delaware limited partnership, having a mailing address c/o Hines Office Company, L.L.C., 2800 Post Oak Boulevard, 50th Floor, Houston, Texas 77056 (hereinafter called the “Landlord”).

Witnesseth:

WHEREAS, Landlord is the owner of certain real property located in South San Francisco, California, and more particularly described in Exhibit A attached hereto and made a part hereof (said property being hereinafter called the “Property”); and

WHEREAS, Landlord and Tenant made and entered into that certain Office Building Lease, dated             , with respect to certain premises constituting a portion of the Property therein described, known as 651 Gateway Boulevard, Suite 950 and Suite 980, South San Francisco, California 94080 (said Lease, as amended by the amendments described above, being hereinafter called the “Lease” and said premises being hereinafter called the “Leased Premises”); and

WHEREAS, on or about the date hereof, Landlord has entered into and delivered that certain Deed of Trust and Security Agreement/Mortgage in favor of Lender to be recorded in the              (the “Official Records”) prior to the recording of this Agreement (said Deed of Trust and Security Agreement/Mortgage being hereinafter called the “Security Deed”), conveying the Property to secure the payment of the indebtedness described in the Security Deed; and

WHEREAS, on or about the date hereof Landlord has entered into and delivered that certain Collateral Assignment of Leases and Rents in favor of Lender to be recorded in the Official Records prior to the recording of this Agreement (said Collateral Assignment of Leases and Rents being hereinafter called the “Assignment of Leases”), assigning all of Landlord’s right, title and interest as lessor under the Lease to further secure the indebtedness described in the Security Deed; and

WHEREAS, the parties hereto desire to enter into this Non-Disturbance, Attornment and Subordination Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Tenant and Landlord hereby covenant and agree as follows:

1. ESTOPPEL

Tenant hereby certifies to Lender that (i) the Lease, as described above, is the true, correct and complete lease of the Leased Premises, and has not been modified or amended and constitutes the entire agreement between Landlord and Tenant with respect to the Leased Premises, and (ii) as far as is known to Tenant, there are no defaults of Landlord under the Lease and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default under the Lease and/or allow Tenant to terminate the Lease.

2. NON-DISTURBANCE

So long as no default under the Lease exists, nor any event has occurred which has continued to exist for such period of time (after notice, if any, required by the Lease) as would entitle the lessor under the Lease to terminate the Lease or would cause, without any further action on the part of such lessor, the termination of the lease of would entitle such lessor to dispossess the lessee thereunder, the Lease shall not be terminated, nor shall such lessee’s use, possession or enjoyment of the Leased Premises or rights under the Lease be interfered with in any foreclosure or other action or proceeding in the nature of foreclosure instituted under or in connection with the Security Deed or in case Leader takes possession of the Property pursuant to any provisions of the Security Deed or the Assignment of Leases, unless the lessor under the Lease would have had such right if the Security Deed or the Assignment of Leases had not been made, except that neither the person or entity acquiring the interest of the lessor under the Lease as a result of any such action or proceeding or deed in lieu of any such action or proceeding (hereinafter called the “Purchaser”) nor Lender if Lender takes possession of or title to the Property shall be (a) liable for any act or omission of any prior lessor under the Lease; or (b) liable for the return of any security deposit which lessee under the Lease has paid to any prior lessor under the Lease; or (c) subject to any offsets or defenses which the lessee under the Lease might have against any prior lessor under the Lease; or (d) bound by any base rent, percentage real or any other payments which the lessee under the lease might have paid for more than the current month to any prior lessor under the lease; or (e) bound by any amendment or modification of the Lease made without Lender’s prior written consent; or (f) bound by any consent by any lessor under the Lease to any assignment or sublease of the lessee’s interest in the Lease made without also obtaining Lender’s prior written consent; or (g) personally liable for any default under the Lease or any covenant or obligation on its part to be performed thereunder as lessor, it being acknowledged that Tenant’s sole remedy in the event of such default shall be to proceed against Purchaser’s or Lender’s interest in the Property. Notwithstanding anything contained herein to the contrary, Lender shall have absolutely no obligation to perform any of Landlord’s construction covenants under the Lease, provided that if Lender shall not perform such covenants in the event of foreclosure or deed in lieu thereof and within a reasonable time following taking of possession by Lender, then Tenant shall have the right to terminate its obligations under the Lease and to pursue any and all legal remedies it may have against Landlord and any third parties other than Lender.

3. ATTORNMENT

Unless the Lease is terminated in accordance with Paragraph 2, if the interests of the lessor under the Lease shall be transferred by reason of the exercise of the power of sale contained in the Security Deed (if applicable), or by any foreclosure or other proceeding for enforcement of the Security Deed, or by deed In lieu of foreclosure or such other proceeding, or if Lender takes possession of the Property pursuant to any provisions of the Security Deed or the Assignment of Leases, the lessee thereunder shall be bound to the Purchaser or Lender, as the case may be, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Purchaser or Lender were the lessor under the Lease, and Tenant, as lessee under the Lease, does hereby attorn to the Purchaser and Lender if it takes possession o& the Property, as its lessor under the Lease. Such attornment shall be effective and self-operative without the execution of any further instruments upon the succession by Purchaser to the interest of the lessor under the Lease or the taking of possession of the Property by Lender. Nevertheless, Tenant shall, from time to time, execute and deliver such instruments evidencing such attornment as Purchaser or Lender may requires the respective rights and obligations of Purchaser, Lender and of the lessee under the Lease upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now net forth in the Lease except as otherwise expressly provided in Paragraph 2.

4. SUBORDINATION

Tenant hereby subordinates all of its right, title and interest as lessee under the Lease to the right, title and interest of Leader under the Security Deed, and Tenant further agrees that the Lease now is and shall at all times continue to be subject and subordinate in each and every respect to the Security Deed (including, without limitation, the casualty and condemnation provisions of the Lease, which are hereby specifically subordinated to the Security Deed) and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Security Deed.

Tenant agrees that from and after the date that the Lender, its successors or assigns, or a court appointed receiver or trustee or a bona fide third-party purchaser shall have obtained fee title to the Property pursuant to a foreclosure action or sale, deed-in-lieu of foreclosure or similar proceeding incident to the Security Deed, any provision in the Lease providing the Tenant with an option to purchase the Property or any part thereof, or with a right of first refusal to purchase the Property or any part thereof, shall be of no further force and effect and shall automatically terminate as of such date and, notwithstanding any provision of this Agreement or the Lease to the contrary, no such provision shall be binding upon the Leader or its successors and assigns. Without limiting the generality of the foregoing, no such provision shall apply to a sale of the Property or any portion thereof at foreclosure or incident to a deed-in-lieu of foreclosure or similar proceeding.

5. ASSIGNMENT OF LEASES

Tenant hereby acknowledges that all of Landlord’s right, title and interest as lessor under the Lease is being duly assigned to Lender pursuant to the terms of the Security Deed and the Assignment of Leases, and that pursuant to the trams thereof all rental payments under the increase shall continue to be paid to Landlord in accordance with terms of the Lease unless and until Tenant is otherwise notified in writing by Leader. Upon receipt of any such written notice from Lender, Tenant covenants and agrees to make payment of all rental payments then due or to become due under the Lease directly to Lender or to Lender’s agent designated in such notice and to continue to do so until otherwise notified In writing by Lender. Landlord hereby irrevocably directs and authorizes Tenant to make rental payments directly to Lender following receipt o& such notice, and covenants and agrees that Tenant shall have the right to rely on such notice without any obligation to inquire as to whether any-default exists under the Security Deed or the Assignment of Leases or the indebtedness secured thereby, and notwithstanding any notice or claim of Landlord to the contrary, and that Landlord shall have no right or claim against Tenant for or by reason of any rental payments made by Tenant to Lender following receipt of such notice; provided, however, Landlord does not waive of release any rights it may have against Lender. Tenant further acknowledges and agrees: (a) that under the provisions of the Security Deed and the Assignment of Leases, the Lease cannot be canceled or amended (nor can Landlord accept any surrender of the Lease) or terminated (except in accordance with the termination provisions in the Lease) nor can any consent be given by Landlord to the waiver or release of Tenant from the performance or observance of any obligation under the Lease, without, in each instance, the prior written consent of Lender, and without such consent no rent may be collected or accepted by landlord more than one month in advance; and (b) that the interest of Landlord as lessor under the Lease has been assigned to Lender for the purposes specified in the Security Deed and the Assignment of Leases, and Lender assumes no duty, liability or obligation under the Lease, except only under the circumstances, terms and conditions specifically set forth in the Security Deed, the Assignment of Leases and this Agreement.

6. NOTICE OF DEFAULT BY LESSOR

Tenant, as lessee under the Lease, hereby covenants and agrees to give Lender written notice properly specifying wherein the lessor under the Lease has failed to perform any of the covenants or obligations of the lessor under the Lease, simultaneously with the giving of any notice of such default to the Lessor under the provisions of the Lease. Tenant agrees that Lender shall have the tight, but not the obligation, within thirty (30) days after receipt by Lender of such notice (or within such additional time as is reasonably required to correct any such default) to correct or remedy, or cause to be corrected or remedied; each such default before the lessee under the Lease may take any action under the Lease by reason of such default. Such notices to Lender shall be delivered in duplicate to:

BankBoston, N.A.

100 Federal Street Boston,

Massachusetts 02110

Attn: Real Estate Division

and

Goulston & Stows, P.C.

400 Atlantic Avenue Boston,

Massachusetts 02110

Attn: Michael J. Haroz, Esq.

or to such other address as the Lender shall have designated to Tenant by giving written notice to Tenant at Tenant’s address set forth on page 1 of this Agreement, or to such other address as may be designated by written notice from Tenant to Lender.

7. NO FURTHER SUBORDINATION

Except as expressly provided to the contrary in Paragraph 4 hereof, Landlord and Tenant covenant and agree with Lender that there shall be no further subordination of the interest of lessee under the Lease to any lender or to any other party without first obtaining the prior written consent of Lender. Any attempt to effect a further subordination of lessee’s interest under the Lease without first obtaining the prior written consent of Lender shall be null and void.

8. AS TO LANDLORD AND TENANT

As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing herein contained nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Lease.

9. AS TO LANDLORD AND LENDER

As between Landlord and Lender, Landlord and Lender covenant and agree that nothing herein contained nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Security Deed or the Assignment of Leases.

10. TITLE OF PARAGRAPHS

The titles of the paragraphs of this agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this agreement.

11. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

12. PROVISIONS BINDING

The terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Lender, Tenant and Landlord.

The reference contained to successors and assigns of Tenant is not intended to constitute and does not constitute a consent by Landlord or Lender to an assignment by Tenant, but has reference only to those instances in which the lessor under the Lease and Lender shall have given written consent to a particular assignment by Tenant thereunder.

13. COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have hereunto set their respective hands as of the day, month and year first above written.

Lender:	BANKBOSTON, NA.

By:
Name:
Title:
Tenant:

By:
Name:
Title:

Landlord:	HMS OFFICE, L.P., a Delaware limited partnership

	By:	Hines Office Company, L.L.C. Its General Partner

By:
Name:
Its:

Tenant:	Elan Pharmaceuticals, Inc., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is made and entered into as of the 25th day of October, 1999 by and between GATEWAY CENTER, LLC, a California limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. HMS Office, L.P., a Delaware limited partnership (“Prior Landlord”}, predecessor-in-interest to Landlord and Tenant catered into than certain Lease dated June 1, 1999 (the “Lease”), pertaining to the lease of approximately 9,901 rentable square feet of space (the “Existing Premises”) known as Suites 950 and 980, and located on the ninth (9th) floor of the building located at 651 Gateway Boulevard, South San Francisco, California (the “651 Building’).

B. Tenant desires to expand the Existing Premises to include approximately 18,820 rentable square feet of space, which constitutes the entire eighth (8th) floor of the building located at 601 Gateway Boulevard, South San Francisco, California, (the “601 Building”) known as suite 800 (the “Expansion Premises”), and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Premises.

1.1 Expansion Promises. Effective as of the “Expansion Premises Commencement Date,” as that term is defined in Section 2 below. Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Premises Commencement Date, the Existing Premise shall be increased to include the Expansion Premises. The Existing Premises and -the Expansion Premises may hereinafter collectively be referred to as the “Premises” Landlord and Tenant hereby agree that .the addition of the total Expansion Premises to the Existing Premises shall, increase the size of the “Premises,” as that term is defined in the Lease, to approximately 28,721 rentable square feet.

1.2 Right of First Offer. Landlord hereby grants to the Tenant named in the Summary (the “Original Tenant”) a right of fast offer with respect to available space located on the seventh (7th) and ninth (9th) floors of the 601 Building (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall be subordinate to all rights of which are set forth in leases of space in the Project as of the date hereof, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease

(collectively, the “Superior Right Holders”) with respect to such First Offer Space. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.2.

1.2.1 Procedure for Offer. Tenant shall notify Landlord prom time to time in the event Tenant is interested in leasing First Offer Space (the “Interest Notice”). For the six (6) months immediately following Landlord’s receipt of an La crust Notice, Landlord shall promptly notify Tenant in the event First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space (the “Final Offer Notice”) and such First Offer Space is not them subject to negotiation of a lease proposal or lease document with a prospective tenant. In the event no First Offer Space becomes available doting the six (6) months following Landlord’s receipt of an Interest Notice, Tenant shall have the option to deliver another Interest Notice to Landlord. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the spa” so offered to Tenant and shall set forth the “First Offer Ram” as that tetra is defined in Section 1.2.3 below, and the other economic terms’ upon which Landlord is willing to lease such apace to Tenant

1.2.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space, described in the First Offer Notice, then, within fire (5) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first-off with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant “ not so notify Landlord within the five (5) business day period, then Landlord shall be roc to lease the space described is the First Offer Notice to anyone to whom Landlord desires an any terms Landlord described. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.2.3 First Offer Space Rent. The “Rent,” as that term is defined in Section 4.1, below, payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to rent (including additional rent and considering any “base year” or “expense stop” applicable thereto); including all escalations, at which tenants, as of the “First Offer Commencement Date,” as that term is defined in Section 1.2.5 below, are leasing nonsublease, nonencumbered, nonequity space comparable in size, location and quality to the First Offer Space for a similar lease tags, which comparable space is located in the Project, taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of; the existing improvements in the First Offer Space, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a general office user, and (c) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.

1.2.4 Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space slant comply with the terms of Article 10 of the Lease.

1.2.5 Amendment to Lease. If Tenant timely exercises Tenants right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute a separate lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.2. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice.

1.2.6 Termination of Right of First Offer. The rights contained in this Section 1.2 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant or a permitted Assignee pursuant to Article 20 of the Lease (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or such permitted Assignee occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease or Tenant has previously been in default under this Lease more than once.

2. Term.

2.1 Initial Lease Term. The terra of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on December 15, 1999 (the “Expansion Premises Commencement Date”), and shall expire, along with Tenant’s lease of the Building Premises, on December 14, 2004, unless sooner terminated as provided in the base, as hereby amended.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the Original Tenant one (1) option to extend the tent Term for a period of five (5) years (the “Option Team”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease. Upon the proper exercise of such option to extend, and provided that, at Landlord’s option, as of the end of the initial Lease Term, Tenant is not in default under this Lease, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant or a permitted Assignee pursuant to Article 20 of the Lease, and may only be exercised by the Original Tenant or such permitted assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises.

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing nonsublease, nonencumbered space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in the Building, at the building located at 651 Gateway Boulevard, or within a five (5) mile radius of the Building, taking into consideration the following concessions: (a) rental abatement concessions, if any, being wanted such tenants in connection with such comparable spaces and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises am specifically suitable to Tenant.

2.2.3 Exercise of Options. The option contained in this Section 2.2 shall be exercised by Tenant. If at all, and only in the following manner (i) Tenant shall deliver written notice to Landlord not more than eight (8) months nor less than seven (7) months prior to the expiration of the initial Lease Term, stating that Tenant is interested is exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than five (5) months prior to the expiration of due initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring four (4) months prior to the expiration of the initial Lease Terms, and (B) the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord and upon. and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the option Rent Notice, is which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4 Determination of Option Rent. In the event Tenant timely objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1 Landlord and Tenant shall each appoint one (1) arbitrator who shall be a real estate broker who shall have been active over the five (5) )ear period ending on the date of such appointment in the leasing of commercial high-rise properties in South San Francisco, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 22.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.2.4.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.4.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision notify landlord and Tenant hereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two (2) arbitrators foil to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.24.

2.2.4.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

3. Rent.

3.1 Base Rent for Expansion Premises. Tenant shall continue to pay Base Rent and Additional Rent for the Existing Premises is accordance with the terms of the Lease. Notwithstanding any contrary provision of the Lease, as hereby amended, commencing on the Expansion Premises Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord annual Base Rent in connection with the Expansion Premises in the following amounts:

Months of Lease Term	Annual Rental Rate	Monthly Base Rate	Monthly Base Rent per Square Foot
1-24	$474,264.00	$39,522.00	$2.10
25-48	$496,848.00	$41,404.00	$2.20
49-60	$519,432.00	$43,286.00	$2.30

Upon Tenant’s execution and delivery of this First Amendment, Tenant shall pay to Landlord the monthly installment of Base Rent for the Expansion Premises payable for the first full month of the Expansion Term.

3.2 Tenant’s Share of Operating Expenses. Tenant shall continue to pay to Landlord Tenant’s Share of Operating Expenses in connection with Tenant’s lease of the Existing Premises in accordance with the terms of the Lease. Notwithstanding anything in the Lease, as hereby amended, to the contrary, commencing as of the Expansion Premises Commencement Date, Tenant shall pay Tenant’s Share of Operating Expenses in connection with Tenant’s lease of the Expansion Premises in accordance with the terms of Article 4 of the Lease, as amended; provided, however, that effective as of the Expansion Premises Commencement Date, the Lease, as amended, as it pertains to the Expansion Premises, shall be converted into a “Triple Net” lease. Tenant recognizes and acknowledges, without limiting the generality of any other terms or provisions of the Lease, as amended, that it is the intent of the parties hereto that any and all expenses incurred in connection with the Premises or the 601 Building, or the operations thereon, including any end all taxes, assessments, general or special license fees, insurance premiums, public utility bills, and costs of repair, maintenance and operation of the Premises and the 601 Building and all structures, improvements or permanent fixtures comprised therein, together with the appurtenances thereto, shall be paid by Tenant in addition to the Base Rent specified in the Lease, as amended. All references in the Lease to an Operating Expense Base shall be of no force and effect with respect to the Expansion Premises.

4. Signage. Subject to the terms of this Section 4, and provided Tenant occupies an entire floor of the Building, Tenant shall be entitled, at its sole cost and expense, to install the following signage:

(i) Exclusive building top signage for the 601 Building, as follows: two (2) signs identifying Tenant located at the top of the 601 Building, one (1) facing Highway 101 and one (1) facing Gateway Boulevard, such signs to be subject to all applicable laws and regulations, and Landlord’s reasonable approval. Tenant shall pay to Landlord the sum of Two Thousand Five Hundred and No/100 Dollars $2,500.00 per month as a fee for such signage during the first year of the Expansion Term (the “Signage Fee”), and on the first anniversary of the Expansion Term and each anniversary thereafter (the “CPI Adjustment Date”), the Signage Fee shall be increased to equal the product of (i) the Signage Fee, as the same may have bees previously increased pursuant to this Section 4, multiplied by (ii) a fraction, the numerator of which is the “Adjustment Month Index,” as flat term is defined in Section 4(A)(1) below, occurring prior to such CPI Adjustment Date and the denominator of which is either (I) for the Initial CPI Adjustment Date, the “Base Mouth Index,” as that terra is defined in Section 4(A)(2) below, or (11) for all subsequent CPI Adjustment Dates, the Adjustment Month Index used as the numerator for the previous CPI Adjustment Date;

A) Base Pent Adjustment Definitions. As used in this Lease, the following terms shall have the meanings hereinafter set forth:

1) “Adjustment Month Index” shall mean the “Index,” as that term is defined in Section 4(A)(3), below, for that month which is the same calendar month as the Base Month Index immediately preceding each succeeding CPI Adjustment Date.

2) “Base Month Index” shall mean the Index for the third month immediately preceding the month in which the Initial Adjustment Date occurs. By way of example only, if the Expansion Premises Commencement Date were to occur on December 1, 1999, then the Initial Adjustment Date would occur on December 1, 2000, the Base Month Index would be the Index for September, 2000, and the Adjustment Month Index for each succeeding CPI Adjustment Date would be the Index for that month of September immediately preceding such CPI Adjustment Date.

3) “Index” shall mean the Consumer Price Index for all Urban Consumers for the San Francisco area (base year 1982 1984 100), published by the United States Department of Labor, Bureau of Labor Statistics. If the base of the Index changes from the 1982-84 base (100), the Index shall, thereafter, be adjusted to the 1982-84 base 100 before the computation indicated above is made. If the Index cannot be converted to the 1982-84 base or if the Index is otherwise revised, the adjustment under this section shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics. If the Index is at any time no longer published, a comparable index generally accepted and employed by the real estate profession, as determined by Landlord in Landlord’s sole but reasonable discretion, shall be used.

(ii) Building standard interior signage, consistent with Landlord’s standard signage criteria.

5. Parking. Effective as of the Expansion Premises Commencement Date and continuing throughout the Expansion Term, and notwithstanding any contrary provision in the Lease, Tenant shall have the right, free of charge to unreserved parking passes at the 601 Building parking facility at a ratio of three and three tenths (3.3) passes per 1,000 rentable square feet of the Expansion Premises, of which up to three (3) may be for the use of a reserved parking space in a location reasonably designated by Tenant, subject to availability. Except as set forth in this Section 5, Tenant shall lease the parking passes for the Expansion Premises in accordance with the provisions of Section 26.5 of the Lease.

6. Assignment and Subletting. The provisions of Article 20 of the Lease shall apply to Tenant’s right to assign or sublease the Expansion Premises; provided, however, that notwithstanding the provisions of Section 20.3, any rent or other consideration pertaining to the Expansion Premises realized by Tenant, in excess of the Rent payable pursuant to the Lease, as amended (the “Transfer Premium”), shall be allocated as follows: fifty percent (50%) to Tenant sad fifty percent (50%) to Landlord. Such Transfer premium shall be calculated pursuant to the terms of Section 20.3 of the Lease, as amended.

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment, and that they know of no real estate broker or agent other than CRESA Partners (the “Broker”) who is entitled to a commission in connection with this Fifth Amendment. Each party agrees to indemnify sand defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorney fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent outer than the Broker. The terms of this Section shall survive the expiration or earlier termination of this Fifth Amendment.

8. Improvement Allowance. Tenant shall be entitled to a onetime allowance for the purchase and installation of improvements which are permanently affixed to the Premises (the “Improvements”) in the amount of up to $112,920.00 (i.e., $6.00 per rentable square foot of the Premises multiplied by 18,820 rentable square feet) (the “Improvement Allowance”). The connection and installation of the Improvements shall be made in accordance with the terms of Section 10.2 of the Lease, and the Improvements shall be deemed Alterations for all purposes hereunder. The Improvement Allowance shall be disbursed by Landlord pursuant to Landlord’s disbursement process. All costs related to the construction of the improvements in excess of the Improvement Allowance (as the same may be reduced by the application of the same as a credit against Base Rent in accordance with the foregoing sentence) shall be paid by Tenant in accordance with Section 102 of the Lease. In the event that Improvement Allowance is not fully utilized by Tenant within one (1) year following the Expansions Premises Commencement Date (either to pay for costs related to the construction of the Improvements or as a credit against Base Rent), then such unused amounts shall revert to Landlord and Tenant snail have no further rights with respect thereto. Tenant shall have the right to select its own architect and contractor(s) for the interior improvements, subject to Landlord’s prior approval, which shall not be unreasonably withheld. Landlord shall not charge a fee to supervise Tenant’s construction work within the Premises.

9. Defined Terms. Except as explicitly set forth in this First Amendment, all defined terms herein shall have their respective meanings as set forth in the Lease and the terms and provisions of the Lease are unmodified and shall remain in full force and effect.

10. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

The terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed on the day and date first above written.

“LANDLORD” GATEWAY CENTER, LLC a California limited company

By:	/s/ BOB PESTER
Its:

By:	Bob Pester
Its:	Senior Vice President and Regional Manager

“TENANT” ELAN PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ [Signature Illegible]
Its:

By:
Its:

EXHIBIT B

PREMISES

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[GRAPHIC]

EXHIBIT C

PERSONAL PROPERTY INVENTORY

13 desks (approximately 30” or 36” by 66” or 72”)

14 credenzas (approximately 20” by 66” or 72”)

14 workstations (including panels, work surfaces, task lights, shelves and tack boards)

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EXHIBIT D

PAINT AND CARPET SPECIFICATIONS

Carpet

Manufacturer:	Designweave
Type:	Dense Cut Pile Plush; 32 ox.; Static Control Nylon
Name:	Tempest II
Color:	Tenant selection from Standard Colors
Install:	Over Pad

Wall Finishes

Manufacturer:	To be Selected from the following:
Dunn-Edwards
Fuller Obrien Benjamin Moore
Sinclair Paint
Type:	1 Prime Coat; 2 Finish Coats
Finish:	Eggshell; smooth
Color:	As Specified

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EXHIBIT E

PBX SWITCHING SYSTEM

The telephone system consists of a NEC 20001VS PBX. This system has the circuit cards (see attachment) to handle 36 digital phones (not included), 20 analog lines for modems and faxes, 8 incoming copper Ground Start Trunks, and 2 TI lines. This system will require Sublessee to obtain either copper or T1’s from a local phone company. Also, the system will require Sublessee to install NEC phones. Maintenance and operation of the system will be the responsibility of the Sublessee. Sublessee must obtain a maintenance agreement for the system to ensure its life over the period of occupancy.

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